UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XTI AEROSPACE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

Preliminary Proxy Statement—Subject to Completion

XTI Aerospace, Inc.
8123 InterPort Blvd., Suite C
Englewood, CO 80112

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To be Held on December 27, 2024

Dear Stockholders of XTI Aerospace, Inc.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders of XTI Aerospace, Inc. (the “Company”) will be held on December 27, 2024 (the “Annual Meeting”) at 10:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XTIA2024.

The agenda of the Annual Meeting will be the following items of business, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):

1)	the election of two directors to serve as Class I directors until the 2027 annual meeting of stockholders or until the election and qualification of their successors (the “Director Election Proposal”);

2)	the ratification of the appointment of Marcum LLP. as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (the “Auditor Ratification Proposal”);

3)	the approval of an amendment to our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to up to 1,000,000,000 shares, with such number to be determined at the discretion of the Company’s board of directors (the “Board”);

4)	the approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a ratio between 1-for-2 and 1-for-250, to be determined at the Board’s discretion (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Board’s discretion to abandon such amendment (the “Reverse Split Proposal”);

5)	the approval of potential issuances of shares of Common Stock pursuant to one or more potential non-public transactions in accordance with Nasdaq Listing Rule 5635(d) (the “Potential Financing Issuances Proposal”);

6)	the approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals (the “Adjournment Proposal”); and

7)	the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

All stockholders as of close of business on November 19, 2024 (the “Record Date”) are cordially invited to attend the Annual Meeting virtually.

If you are a stockholder of record, you may vote in one of the following ways:

●	Vote over the Internet, by going to www.proxyvote.com (have your proxy card in hand when you access the website);

●	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);

●	Vote by Mail, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

●	Vote virtually at the Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We hope that you attend the Annual Meeting. Whether or not you plan to participate in the Annual Meeting, we urge you to take the time to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Scott Pomeroy	/s/ David Brody
Scott Pomeroy	David Brody
Chief Executive Officer	Secretary

Englewood, Colorado
      , 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 27, 2024: THIS PROXY STATEMENT IS AVAILABLE AT www.proxyvote.com.

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EXPLANATORY NOTE

On March 12, 2024, the Company (formerly known as Inpixon), Superfly Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“Legacy XTI”), completed a merger transaction pursuant to that certain Agreement and Plan of Merger (the “XTI Merger Agreement”), dated as of July 24, 2023 and amended on December 30, 2023 and March 12, 2024, whereby Merger Sub merged with and into Legacy XTI with Legacy XTI surviving the merger as a wholly-owned subsidiary of the Company (the “XTI Merger”). In connection with the closing of the XTI Merger, we changed our corporate name to “XTI Aerospace, Inc.”

Except as otherwise indicated herein or as the context otherwise requires, references in this Proxy Statement to “XTI Aerospace,” the “Company,” “we,” “us,” “our” and similar terms refer collectively to XTI Aerospace, Inc. and our subsidiaries, Inpixon GmbH, IntraNav GmbH, and prior to the closing of the XTI Merger, Merger Sub, and after the closing of the XTI Merger, Legacy XTI.

The Company effected a reverse stock split of its outstanding Common Stock at a ratio of 1-for-100, effective as of March 12, 2024, in connection with the closing of the XTI Merger. We have reflected this reverse stock split herein, unless otherwise indicated.

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Preliminary Proxy Statement—Subject to Completion

XTI Aerospace, Inc.
8123 InterPort Blvd., Suite C
Englewood, CO 80112

2024 Annual Meeting of Stockholders
to be held December 27, 2024

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of XTI Aerospace, Inc. (which may be referred to in this Proxy Statement as the “Company,” “XTI Aerospace,” “we,” “us” or “our”) will be held on December 27, 2024 at 10:00 a.m., Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XTIA2024.

The Notice of 2024 Annual Meeting of Stockholders (the “Notice”) and this proxy statement (the “Proxy Statement”) are also available at proxyvote.com. This proxy procedure permits all stockholders of record, many of whom are unable to virtually attend the Annual Meeting, to vote their shares of common stock of the Company (“Common Stock”) at the Annual Meeting.

Our board of directors (the “Board”) has fixed the close of business on November 19, 2024 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements thereof.

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR MARK, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. VOTING BY USING THE ABOVE METHODS WILL NOT PREVENT YOU FROM VOTING VIRTUALLY AT THE ANNUAL MEETING.

THANK YOU FOR ACTING PROMPTLY

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What are proxy materials?

The accompanying proxy is delivered and solicited on behalf of our Board in connection with the Annual Meeting to be held on December 27, 2024 at 10:00 a.m., Pacific Time. As a stockholder, you are invited to virtually attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under Securities and Exchange Commission (the “SEC”) rules and is designed to assist you in voting your shares. The proxy materials include this Proxy Statement for the Annual Meeting and the proxy card or a voting instruction form for the Annual Meeting (the “Proxy Materials”).

How can I sign up for the electronic proxy delivery service?

The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by e-mail will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by e-mail, you will receive an e-mail for the next meeting with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What am I voting on?

The items of business scheduled to be voted on at the Annual Meeting are:

●	Proposal One: the election of two directors to serve as Class I directors until the 2027 annual meeting of stockholders or until the election and qualification of their successors (the “Director Election Proposal”);

●	Proposal Two: the ratification of the appointment of Marcum LLP. as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (the “Auditor Ratification Proposal”);

●	Proposal Three: the approval of an amendment to our Articles of Incorporation, to increase the number of authorized shares of our Common Stock to up to 1,000,000,000 shares, with such number to be determined at the Board’s discretion (the “Authorized Share Increase Proposal”);

●	Proposal Four: the approval of an amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock at a ratio between 1-for-2 and 1-for-250, to be determined at the Board’s discretion (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Board’s discretion to abandon such amendment (the “Reverse Split Proposal”);

●	Proposal Five: the approval of potential issuances of shares of Common Stock pursuant to one or more potential non-public transactions in accordance with Nasdaq Listing Rule 5635(d) (the “Potential Financing Issuances Proposal”); and

●	Proposal Six: the approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals (the “Adjournment Proposal”).

The stockholders will also be asked to consider and vote upon any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on November 19, 2024 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents, each share of our Common Stock has one vote. There were 216,493,235 shares of Common Stock outstanding as of the Record Date.

What constitutes a quorum?

The holders of one-third of the issued and outstanding shares of Common Stock as of the Record Date, either present virtually or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders holding a majority of the eligible votes present virtually or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 60 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

How do I vote?

If you hold Common Stock as a stockholder of record as of the Record Date, you may direct how your stock is voted without virtually attending the Annual Meeting, by the following means:

●	Vote by Internet: You can vote via the Internet at www.proxyvote.com or you may scan the QR code with your smartphone and, once you are at the website, follow the online instructions. You will need information from your proxy card to vote via the Internet. Internet voting is available 24 hours a day. Proxies submitted by the Internet must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

●	Vote by Telephone: You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need your proxy card to vote by telephone. Telephone voting is available 24 hours a day. Proxies submitted by telephone must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

●	Vote by Mail: You can vote by marking, dating and signing your name exactly as it appears on the proxy card you received, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you hold Common Stock in the name of a bank, broker, or other nominee, you should have received this Proxy Statement and voting instructions, which include the following, from your bank, broker or other nominee:

●	Vote by Internet. You can vote via the Internet by following the instructions on the voting instruction form provided to you. Once there, follow the online instructions. Internet voting is available 24 hours a day.

●	Vote by Telephone. You can vote by telephone by calling the number provided on your voting instruction form. Telephone voting is available 24 hours a day.

●	Vote by Mail. You can vote by marking, dating, and signing your name exactly as it appears on the voting instruction form, and returning it in the postage-paid envelope provided. Please promptly mail your voting instruction form to ensure that it is received prior to the closing of the polls at the Annual Meeting.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, except voting virtually at the meeting, you will be appointing Scott Pomeroy, our Chief Executive Officer, and Brooke Turk, our Chief Financial Officer, as your proxies (together, the “Management Proxyholders”). The Management Proxyholders may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to virtually attend the Annual Meeting, please vote by proxy so that your shares may be voted.

You also have the right to appoint a person other than the Management Proxyholders to represent you at the Annual Meeting by striking out the names of the Management Proxyholders in the accompanying form of proxy and by inserting the desired proxyholder’s name in the blank space provided. A proxyholder need not be a stockholder.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” any proposal for which you do not indicate your vote. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●	notifying our Secretary, David Brody, in writing at 8123 InterPort Blvd., Suite C, Englewood, CO 80112, that you are revoking your proxy;

●	submitting a proxy at a later date via the Internet or telephone, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	virtually attending and voting at the Annual Meeting.

If your shares are held in the name of a nominee, you should check with your nominee and follow the voting instructions your nominee provides. If you have any further questions, or proxy solicitor can be reached via toll-free number: (800) 370-1749.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will act as the inspector of election and count the votes.

What vote is required to approve each proposal?

For Proposal One (the Director Election Proposal), the nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present virtually or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST, or ABSTAIN separately for each nominee. A properly executed proxy or voting instructions marked ABSTAIN with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of votes such stockholder is entitled to cast for a single director candidate.

For Proposal Two (the Auditor Ratification Proposal), Proposal Four (the Reverse Split Proposal), Proposal Five (the Potential Financing Issuances Proposal) and Proposal Six (the Adjournment Proposal), the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present virtually or represented by proxy and entitled to vote at the Annual Meeting will be required for approval.

For Proposal Three (the Authorized Share Increase Proposal), the affirmative vote of the holders of shares of Common Stock representing a majority of the voting power outstanding as of the Record Date will be required for approval.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of the majority of the voting power (Proposal Three).

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposals Two, Three, Four and Six involve matters that we believe will be considered routine under the relevant securities exchange rules and will not be subject to broker non-vote. Any proposal that is considered to be routine under the relevant securities exchange rules, will also not be subject to broker non-vote. The “routine” treatment of these proposals does not affect the seriousness with which we treat these proposals. Proposal One and Proposal Five involve matters that we believe will be considered non-routine and brokers and other intermediaries will not have the discretion to vote on it without voting instructions. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

What percentage of our Common Stock do our director-nominees and current executive officers own?

As of November 19, 2024, our director-nominees and executive officers beneficially owned less than 1% of our outstanding Common Stock, including shares of Common Stock issuable within sixty days. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We have engaged D.F. King & Co., Inc. (“King”) to assist in the distribution of the Proxy Materials and the solicitation of proxies. We expect to pay King a fee for these services estimated at $15,000 plus expenses for, among other things, contacting stockholders via telephone and collecting verbal votes. Proxies will be solicited on behalf of our Board by mail, in person, by telephone, and via the Internet. We will bear the cost of soliciting proxies. Further, proxies may also be solicited through our directors, officers, and employees, who are soliciting proxies primarily by mail and the Internet without additional payments to them other than the reimbursement of out-of-pocket expenses in connection with such solicitation. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our voting stock. If you have any questions, our proxy solicitor can be reached via toll-free number: (800) 370-1749.

Can I attend the Annual Meeting?

The Board chose a virtual meeting format for the Annual Meeting to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient Internet connected devices, including smart phones and tablets, laptop or desktop computers. The virtual format allows stockholders to submit questions during the meeting.

To ensure they can participate, stockholders and proxyholders should visit www.virtualshareholdermeeting.com/XTIA2024 and enter the 16-digit control number included on their Notice or proxy card. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at the Annual Meeting.

Stockholders can vote their shares and submit questions via the Internet during the Annual Meeting by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/XTIA2024. We will answer any timely submitted and relevant questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding the Company as time allows. Questions relating to us may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Pacific Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Marcum LLP. served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2023 and has been appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. We expect that representatives of Marcum LLP. will be available at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote FOR all director nominees and FOR all of the other proposals. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why is the Company seeking to implement the Reverse Split?

On July 9, 2024, we received a deficiency letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based on our closing bid price for the last 30 consecutive business days, we did not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given a period of 180 calendar days, or until January 6, 2025, to regain compliance with the minimum closing bid price requirement for continued listing. On November 7, 2024, we received another letter (the “Low Price Deficiency Letter”) from Nasdaq indicating that the bid price for our Common Stock had closed below $0.10 per share for the 10-consecutive trading day period ended November 6, 2024 and, accordingly, we are subject to the provisions contemplated under Nasdaq Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stock Rule”). As a result, Nasdaq determined to delist our Common Stock from the Nasdaq Capital Market (the “Delisting Determination”). In accordance with the Low Price Deficiency Letter, on November 14, 2024, we timely requested a hearing before a Hearings Panel (the “Panel”) to appeal the Delisting Determination, and a hearing has been scheduled for January 9, 2025. We will timely submit a plan to the Panel to regain compliance with the Nasdaq Listing Rules, including our commitment to effect a reverse stock split, if necessary, assuming that our stockholders approve Proposal Four (the Reverse Split Proposal) at the Annual Meeting. While the appeal process is pending, the suspension of trading of our Common Stock would be stayed and our Common Stock would continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. There can be no assurance that the Panel will grant us any compliance period or that we will ultimately regain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market. While we continue to seek alternative options, the Reverse Split is being proposed in order to possibly increase the market price of our Common Stock to satisfy the $1.00 minimum closing bid price required to try to avoid the delisting of our Common Stock from Nasdaq, if necessary. In addition, a higher stock price, if the price does increase, may, among other things, increase the attractiveness of our Common Stock to the investment community.

What are the consequences of being delisted from Nasdaq?

If we are not successful in our appeal to the Panel of the Delisting Determination or we are not able to regain or maintain compliance with the continued listing requirements of Nasdaq, our Common Stock would be delisted from the Nasdaq Capital Market. If we are delisted from the Nasdaq Capital Market, we may be forced to seek to be traded on an inter-dealer electronic quotation and trading system operated by OTC Markets Group, which would require our market makers to request that our Common Stock be so listed. There are a number of negative consequences that could result from our delisting from the Nasdaq Capital Market, including, but not limited to, the following:

●	the liquidity and market price of our Common Stock may be negatively impacted and the spread between the “bid” and “asked” prices quoted by market makers may be increased;

●	our access to capital may be reduced, causing us to have less flexibility in responding to our capital requirements;

●	our institutional investors may be less interested in or prohibited from investing in our Common Stock, which may cause the market price of our Common Stock to decline;

●	we will no longer be deemed a “covered security” under Section 18 of the Securities Act of 1933, as amended (the “Securities Act”), and, as a result, we will lose our exemption from state securities regulations, making the exercise of outstanding warrants or the granting of stock options and other equity incentives to our employees more difficult; and

●	if our Common Stock is traded as a “penny stock,” transactions in our Common Stock would be more difficult and cumbersome.

What would be the principal effects of the Reverse Split?

If implemented, the Reverse Split will have the following effects:

●	the market price of our Common Stock immediately upon effectiveness of the Reverse Split may increase over the market price of our Common Stock immediately prior to the Reverse Split, although there is no assurance that the market price of our Common Stock will increase at all and if it does, whether it will remain at the initial post-split level or higher for any period of time;

●	the number of outstanding shares of Common Stock will be reduced to approximately 108,246,618 if the Reverse Split is implemented at a ratio of 1-for-2 and approximately 865,973 if the Reverse Split is implemented at a ratio of 1-for-250 (prior to taking into account the treatment of fractional shares, as described below, or any issuances of Common Stock after November 19, 2024); and

●	the number of shares of Common Stock that the Company is authorized to issue will not be decreased.

Are my pre-split stock certificates still good after the Reverse Split? Do I need to exchange them for new stock certificates?

If the Reverse Split is implemented, as of the effective date and time of the Reverse Split, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged, be deemed to represent only the relevant number of post-split shares of Common Stock. As soon as practicable after the effective date of the Reverse Split, our transfer agent, Computershare Trust Company, N.A., will mail you a letter of transmittal. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of Common Stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by the Company.

What if I hold some or all of my shares electronically in book-entry form? Do I need to take any action to receive post-split shares?

If you hold shares of our Common Stock in book-entry form (that is, you do not have stock certificates evidencing your ownership of our Common Stock but instead received a statement reflecting the number of shares registered in your account), you do not need to take any action to receive your post-split shares if the Reverse Split is implemented. If you are entitled to post-split shares, a transaction statement will be sent automatically to your address of record indicating the number of shares you hold.

What happens to any fractional shares resulting from the Reverse Split?

If you would be entitled to receive fractional shares as a result of the Reverse Split because you hold a number of shares of Common Stock before the reverse stock split that is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the Company shall not issue to any holder a fractional share of Common Stock on account of the Reverse Split. Rather, either (i) fractional shares that would be created as a result of the Reverse Split will be rounded upward to the nearest whole share, or (ii) you will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Common Stock as reported on the Nasdaq on the last trading day before the effective date of the Reverse Split (as adjusted to give effect to the Reverse Split), with such determination regarding the treatment of fractional shares to be made by the Board in its sole discretion prior to effecting the Reverse Split. The ownership of a fractional share will not give you any voting, dividend or other right except, to the extent the Board decides to pay cash in lieu of fractional shares, the right to receive the cash payment therefor. If you are entitled to a cash payment in lieu of any fractional share, a check will be mailed to your registered address as soon as practicable after the effective date of the Reverse Split. By signing and cashing the check, you will warrant that you owned the shares of Common Stock for which you received such cash payment. To the extent the Board decides to round up fractional shares, share interests issued due to rounding will be given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and will not represent separately bargained for consideration.

What happens to equity awards under the Company’s equity incentive plans as a result of the Reverse Split?

If the Reverse Split is implemented, all shares of Common Stock subject to the outstanding equity awards (including stock options, performance shares and restricted stock) under the Company’s equity incentive plans will be converted upon the effective date and time of the Reverse Split into between 2-250% of such number of such shares immediately preceding the Reverse Split (subject to adjustment for fractional interests), depending on the ratio of the Reverse Split approved by the Board. In addition, the exercise price of outstanding equity awards (including stock options and stock appreciation rights) will be adjusted to 2-250 times the exercise price specified before the Reverse Split. As a result, the approximate aggregate exercise price will remain the same following the Reverse Split. No fractional shares will be issued pursuant to the plans following the Reverse Split. Therefore, if the number of shares subject to the outstanding equity awards immediately before the Reverse Split is not evenly divisible (in other words, it would result in a fractional interest following the Reverse Split), the number of shares of Common Stock issuable pursuant to such equity awards (including upon exercise of stock options and stock appreciation rights) will be rounded up to the nearest whole number. However, any shares of Common Stock that have already been issued pursuant to equity awards granted under the Company’s equity incentive plans (including restricted stock) will be treated in the same manner as shares of Common Stock that are outstanding immediately prior to the effective time of the Reverse Split; subject to the Board’s determination regarding the treatment of fractional shares, either (i) shares of Common Stock that have already been issued pursuant to equity awards granted under the Company’s equity incentive plans will be rounded up to the nearest whole number or (ii) holders of such shares will receive cash equal to the market value of any fractional interest that would result from the Reverse Split, in lieu of such fractional interest.

Additional shares of Common Stock, if issued in connection with an equity award, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders.

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this Proxy Statement. Our officers are appointed by, and serve at the pleasure of, our Board.

Name	Age	Position
Scott Pomeroy	63	Chief Executive Officer, Chairman and Director
Brooke Turk	58	Chief Financial Officer
Tobin Arthur	56	Chief Strategy Officer
Soumya Das	52	Chief Executive Officer, Real Time Location System Division, and Director
Tensie Axton	56	Director
David Brody	75	Director and Secretary
Kareem Irfan	64	Director

Scott Pomeroy

Mr. Pomeroy was appointed as our Chief Executive Officer and as Chairman of the Board in March 2024, at the effective time of the XTI Merger. He previously served as Legacy XTI’s Chief Financial Officer under a consulting arrangement from July 2022 until the XTI Merger and as a director of Legacy XTI from February 2023 until the XTI Merger. Mr. Pomeroy previously served as the CFO of Dex Media, overseeing equity and debt capital raises of more than $10 billion, and was CEO and founder of Local Insight Media. He also co-founded Gen3 Financial Services, a boutique merchant bank providing capital raising and business advisory services to clients in a variety of industries including aerospace. He led capital raising efforts for a $50 million fund in 2021-22. Mr. Pomeroy has served on several boards of directors, including the board of directors of AVX Aircraft Company since 2009. Mr. Pomeroy began his career at KPMG Peat Marwick. He has a BBA in Accounting from the University of New Mexico and is a Certified Public Accountant.

We believe that Mr. Pomeroy’s over 35 years’ experience in launching new businesses, raising capital, and serving as founder and CEO, President, and Chief Financial Officer of several companies qualifies him to serve on our Board.

Brooke Turk

Ms. Turk was appointed as our Chief Financial Officer in March 2024, at the effective time of the XTI Merger. She previously served as a consultant for Legacy XTI from August 2023 until the XTI Merger. Ms. Turk has provided CFO services to multiple companies as a member of Springboard Ventures since August 2011. During her time with Springboard Ventures, Ms. Turk has acted as the chief financial officer of several businesses, including MADSKY from March 2017 to October 2018, The Champion Group from March 2020 to April 2024, Catalyst Solutions from February 2022 to May 2023 and CB Scientific Inc. from November 2021 to September 2024. Over her 30 plus year career, Ms. Turk has played a key role in multiple corporate transactions, including mergers, acquisitions and divestitures; restructures and reorganizations; debt and equity capital raises, a Chapter 11 bankruptcy and an IPO. Ms. Turk began her career at Arthur Andersen. She received a Master of Science in Business Administration from Colorado State University and a Bachelor of Arts in Organizational Communication from Western Colorado University and is a Certified Public Accountant.

Tobin Arthur

Mr. Arthur has served as our Chief Strategy Officer since September 2024. Mr. Arthur brings over 30 years of experience in helping companies develop and implement corporate strategies focused on innovation. Mr. Arthur began his career at Starbucks Corporation when it was a newly public company where he held various leadership roles in both the operations and technology groups. He then transitioned to building, investing in and advising startups on their business strategies, including their capital development and executive recruitment. From 2011 to 2013, Mr. Arthur served as President of CureUs, a medical publishing platform. In 2013, he founded AngelMD, an online healthcare innovation community that connects clinicians, startups, and investors; since 2013 he has also served as AngelMD’s Executive Chairman. In 2017, he co-founded Catalyst Fund LP, a medtech-focused venture capital fund. In 2018, Mr. Arthur launched the Innovation4Alpha podcast which has evolved into an advisory firm focused on helping companies with strategy, storytelling and capital formation. Mr. Arthur holds a B.A. in English from the University of Southern California.

Soumya Das

Mr. Das was appointed as the Chief Executive Officer of our Real Time Location System Division and a member of our Board in March 2024, at the effective time of the XTI Merger. Mr. Das also currently serves as the Managing Director of our wholly owned subsidiary Inpixon GmbH and its wholly owned subsidiary IntraNav GmbH. He previously served as our Chief Operating Officer from February 2018 until the XTI Merger, and as our Chief Marketing Officer from November 2016 until March 2021. Prior to joining the Company, from November 2013 until January 2016, Mr. Das was the Chief Marketing Officer of Identiv, a security technology company. From January 2012 until October 2013, Mr. Das was the Chief Marketing Officer of SecureAuth, a provider of multi-factor authentication, single sign-on, adaptive authentication and self-services tools for different applications. Prior to joining SecureAuth, Mr. Das was the Vice President, Marketing and Strategy of CrownPeak, a provider of web content management solutions, from April 2010 until January 2012. Mr. Das has also served as a member of the board of Museum on Mile since January 4, 2019. Mr. Das earned an MBA from Richmond College, London, United Kingdom, and Bachelor of Business Management from Andhra University in India.

We believe that Mr. Das’s experience in managing and operating high growth public companies qualifies him to serve on our Board.

Tensie Axton

Ms. Axton has served as a member of our Board since May 2024. Ms. Axton has been a Senior Managing Director at FTI Consulting, Inc. in the Corporate Finance practice since May 2019 where she specializes in developing and executing successful operational and financial strategies for businesses in various stages of their business cycle, including serving as Interim CFO. Ms. Axton previously served as Chief Financial Officer for Neighbors Health, LLC (2016-2019), Chief Operating Officer for Pinnacle Medical Partners (2015-2016), Chief Financial Officer for Colorado Bancorp (2010-2012) and Vice President-Finance at Kevco, Inc. (1997-1999). From 2019 to 2024, Ms. Axton was a director of Houston Arboretum & Nature Center, chair of their Audit Committee and a member of their Finance Committee. She began her career at KPMG, was a Transaction Services Partner for KPMG in Silicon Valley, California and Denver, Colorado for eight years and served as Office Managing Partner for the Denver office. Ms. Axton has a BBA in Accounting from Texas A&M University and is a Certified Public Accountant.

We believe that Ms. Axton’s 30 plus years of experience in start-up and high growth businesses, capital markets, building and leading teams, accounting and auditing, mergers and acquisitions, investor relations and system implementations give her strong qualifications and skills to serve on our Board.

David Brody

Mr. Brody has served as a member of our Board and as our Secretary since March 2024, at the effective time of the XTI Merger. He also currently serves as a director of Legacy XTI. Mr. Brody is the founder of Legacy XTI and previously served as the Chairman of its board until the XTI Merger. He designed the initial TriFan 600 configuration, technology and performance objectives. Mr. Brody formed the initial leadership team, filed for patents and began development of the TriFan aircraft in 2014. Mr. Brody is also the founder of the advanced technology helicopter company, AVX Aircraft Company (an engineering design and U.S. defense contractor) and was its Chairman and Chief Executive Officer until 2013 and continues to serve on the AVX Aircraft Company board. Mr. Brody, a lawyer, practiced law in Denver from 1974 to 2021, including with the international law firm, Hogan Lovells US LLP from 2013-2021. An inventor, he holds several patents for inventions in aircraft technology and other fields. He has a Bachelor of Arts degree in Political Science and Philosophy from the University of Colorado in Boulder, and a Juris Doctorate from American University Law School in Washington D.C.

We believe that Mr. Brody’s experience in the legal field, in the aerospace industry and as a founder of Legacy XTI qualify him to serve on our Board.

Kareem Irfan

Mr. Irfan has served as a member of our Board since July 2014. Mr. Irfan has been Chicago-based CEO (Global Businesses) since 2013 of Cranes Software International Limited (Cranes), a group of multinational corporations providing IT, Big-Data Analytics, Business Intelligence & Tech-Education services. Mr. Irfan previously served as Chief Strategy Officer for Cranes; a General Counsel for Schneider Electric (a Paris-based global leader in energy management) from 2005 to 2011; a Chief Counsel for Square D (US), and practiced IP law at two international. law firms in the US. He also advises global corporate, NGOs, NPOs and ed-institutions on M&A strategies, CSG/SRI, strategic sustainability & governance, inter-faith bridge-building, diversity/cultural sensitivity, international collaborations, and industry-oriented management/Leadership programs. Mr. Irfan is a graduate of DePaul University College of Law, holds a MS in Computer Engineering from the University of Illinois, and a BS in Electronics Engineering from Bangalore University.

Mr. Irfan’s extensive experience in advising information technology companies, managing corporate governance and regulatory management policies, including over 30 years as a business strategist and over fifteen years of executive management leadership give him strong qualifications and skills to serve on our Board.

Our Board

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is five. In accordance with the terms of our bylaws, as amended, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The directors are divided among the three classes as follows:

●	the Class I directors are Soumya Das and Scott Pomeroy, and their terms will expire at the Annual Meeting;

●	the Class II director is Kareem Irfan, and his term will expire at our annual meeting of stockholders to be held in 2025; and

●	the Class III directors are Tensie Axton and David Brody, and their terms will expire at our annual meeting of stockholders to be held in 2026.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Our Board held four meetings during 2023 and acted through 21 written consents. No member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). Members of our Board are invited and encouraged to attend our annual meeting of stockholders. All members of our Board who were serving on our Board at such times attended our 2022 annual meeting of stockholders and our special meeting in lieu of a 2023 annual meeting of stockholders.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of Nasdaq. Pursuant to these rules, the Board has determined that all of the directors currently serving on the Board are independent within the meaning of Nasdaq Listing Rule 5605 with the exception of Soumya Das and Scott Pomeroy, who are executive officers.

Committees of our Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee consists of Tensie Axton, David Brody and Kareem Irfan, each of whom is “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Irfan is the Chairman of the Audit Committee. In addition, the Board has determined that Ms. Axton and Mr. Irfan qualify as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee met 4 times during 2023. All members attended more than 75% of such committee meetings. The role of the Audit Committee is to:

●	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

●	oversee management’s maintenance of internal controls and procedures for financial reporting;

●	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

●	oversee the independent auditor’s qualifications and independence;

●	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

●	prepare the report required by the rules of the SEC to be included in our Proxy Statement; and

●	discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law, rule or regulation.

The Audit Committee is authorized to establish procedures to receive, address, monitor, and retain complaints arising out of accounting and auditing matters. As it deems appropriate, the Audit Committee is authorized to engage outside auditors, counsel, or other experts. A copy of the charter of the Audit Committee is available on our website at http://www.xtiaerospace.com (under “Investors”).

Compensation Committee

The Compensation Committee consists of David Brody, Tensie Axton and Kareem Irfan, each of whom is “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Brody is the Chairman of the Compensation Committee. The Compensation Committee met 4 times during 2023. All members attended 75% or more of such committee meetings. The role of the Compensation Committee is to:

●	develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our Chief Executive Officer;

●	review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our Executive Officers (as used in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and defined in Rule 16a-1 thereunder);

●	review, approve and recommend to the Board the annual profit-sharing contribution, aggregate number of equity grants and other benefits to be granted to all other employees;

●	review, the management’s succession planning process in consultation with CEO, and provide report to the Board on Company’s leadership succession planning for the CEO and other executive officers, on annual basis; and

●	ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders.

A copy of the charter of the Compensation Committee is available on our website at http://www.xtiaerospace.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee,” consists of Tensie Axton and David Brody, each of whom is “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Ms. Axton is the Chairman of the Governance Committee. The Governance Committee did not meet in person during 2023 and acted by written consent one time during 2023. The role of the Governance Committee is to:

●	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

●	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

●	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

●	annually recommend to the Board persons to be nominated for election as directors;

●	recommend to the Board the members of all standing committees;

●	periodically review the “independence” of each director;

●	adopt or develop for Board consideration corporate governance principles and policies; and

●	provide oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at http://www.xtiaerospace.com (under “Investors”).

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 8123 InterPort Blvd., Suite C, Englewood, CO 80112. These communications will be reviewed by the Secretary as agent for the non-employee directors in facilitating direct communication to the Board. The Secretary will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Secretary will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Secretary will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Governance Committee.

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Secretary for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Exchange Act. Stockholder proposals that meet these requirements will be summarized by the Secretary. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed and summarized by the Secretary and are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Secretary for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

There is no difference in the manner in which the Governance Committee evaluates nominees for directors based on whether the nominee is recommended by a stockholder. In evaluating nominations to the Board, the Governance Committee also looks for depth and breadth of experience within the Company’s industry and otherwise, outside time commitments, special areas of expertise, accounting and finance knowledge, business judgment, leadership ability, experience in developing and assessing business strategies, corporate governance expertise, and for incumbent members of the Board, the past performance of the incumbent director. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Board Diversity Matrix as of the Date of This Proxy Statement

Total Number of Directors        5

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics (the “Code”) designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of Code violations to an appropriate person or persons, as identified in the Code and accountability for adherence to the Code. The Code applies to all directors, executive officers and employees of the Company. The Code is periodically reviewed by the Board. In the event we determine to amend or waive certain provisions of the Code, we intend to disclose such amendments or waivers on our website at http://www.xtiaerospace.com under the heading “Investors” within four business days following such amendment or waiver or as otherwise required by the Nasdaq Listing Rules.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Policy against Hedging Stock

Our insider trading policy (which was adopted by the Board in November 2015 and updated as of August 2020) prohibits our directors, officers and other employees, and their designees, from engaging in short sales or from hedging transactions of any nature that are designed to hedge or offset a decrease in market value of such person’s ownership of the Company’s equity securities.

Risk Oversight

Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, and discussing these assessments with management. The Board’s overall risk oversight, which focuses primarily on risks and exposures associated with current matters that may present material risk to our operations, plans, prospects or reputation, is supplemented by the various committees. The Audit Committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our Governance Committee oversees risks related to corporate governance and management and director succession planning.

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as our Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

Our Board has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole.

The Chairman of the Board and the other members of the Board work in concert to provide oversight of our management and affairs. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board, our Chairman also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our directors in the year ended December 31, 2023, except Nadir Ali and Wendy Loundermon, whose aggregate compensation information has been disclosed under “Executive Compensation” below.

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Leonard Oppenheim(2)	$53,500	—	$59,820	—	—	$—	$53,500
Kareem Irfan	$170,500	—	$59,820	—	—	$—	$170,500
Tanveer Khader(3)	$44,500	—	$59,820	—	—	$—	$44,500

(1)	The fair value of the director option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on US Treasury rates from the applicable periods.

(2)	Leonard Oppenheim resigned from the Board, effective as of March 31, 2024.

(3)	Tanveer Khader resigned from the Board, effective as of the effective time of the XTI Merger on March 12, 2024.

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

Effective July 1, 2015, the Board approved the following compensation plan for the independent directors payable in accordance with each independent director’s services agreement: $30,000 per year for their services rendered on the Board, $15,000 per year for service as the Audit Committee chair, $10,000 per year for service as the Compensation Committee chair, $6,000 per year for service on the Audit Committee, $4,000 per year for service on the Compensation Committee, $2,500 per year for service on the Governance Committee, a one-time non-qualified stock option grant to purchase 20,000 shares of Common Stock (not adjusted for any subsequent reverse stock splits) under the 2011 Plan and restricted stock awards of 20,000 shares of Common Stock (not adjusted for any subsequent reverse stock splits) under the 2011 Plan, which are granted in four equal installments on a quarterly basis and are each 100% vested upon grant.

On January 25, 2019, each independent director entered into an amendment to his respective director services agreement pursuant to which the Company agreed to grant each independent director, so long as such director continues to fulfill her or his duties and provide services pursuant to their services agreement, an annual non-qualified stock option to purchase up to 20,000 shares of Common Stock (not adjusted for any subsequent reverse stock splits) in lieu of the above-mentioned equity awards. Each stock option grant will be subject to the approval of the Board, which shall determine the appropriate vesting schedule, if any, and the exercise price.

On May 16, 2022, Mr. Irfan’s Director Services Agreement (as amended, the “Amended Director Services Agreement”) was amended to increase his quarterly compensation by an additional $10,000 per month as consideration for the additional time and efforts dedicated to the Company and management in support of the evaluation of strategic relationships and growth initiatives. The Amended Director Services Agreement superseded and replaced all prior agreements by and between the Company and Mr. Irfan.

During the year ended December 31, 2023, no independent director was awarded any stock options or restricted stock awards.

On May 1, 2024, the Board approved and adopted the following compensation policy for the Company’s non-employee directors: $50,000 per year for general availability and participation in meetings and conference calls of the Board, $20,000 per year for service as the Audit Committee chair, $15,000 per year for service as the Compensation Committee chair, $10,000 per year for service as the Governance Committee chair, $10,000 per year for service on the Audit Committee, $7,500 per year for service on the Compensation Committee, $5,000 per year for service on the Governance Committee. All cash compensation will be payable quarterly in arrears. Each of the Company’s non-employee directors will also receive an annual grant of stock options pursuant to the 2018 Plan, with a fair market value equal to the aggregate annual cash retainer for the applicable director based upon a Black-Scholes option pricing model. The exercise price of the stock options will be equal to the market price of the Common Stock at the time of grant.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer and (ii) our two other most highly compensated executive officers, other than our principal executive officer, who were serving as an executive officer at the end of the last fiscal year. Together, these individuals are sometimes referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Nadir Ali,	2023	$280,000	$2,451,225	(5)	$—	$—		$754,399	(3)	$3,485,624
Former Chief Executive Officer	2022	$280,000	$220,000		$—	$370,005	(1)	$294,610	(3)	$1,164,615

Soumya Das	2023	$312,000	$288,863		$—	$—		$106,897	(2)	$707,760
Former Chief Operating Officer	2022	$312,000	$280,838		$—	$185,023	(1)	$12,000	(2)	$789,861

Wendy Loundermon	2023	$300,000	$530,175	(6)	$—	—		$203,035	(4)	$1,033,210
Former Chief Financial Officer	2022	$300,000	$150,000		$—	$185,023	(1)	$24,519	(4)	$659,542

(1)	The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on US Treasury rates from the applicable periods.

(2)	The 2022 amount represents automobile allowance. The 2023 amount includes a $12,000 automobile allowance and CVH unit grants valued at $94,897, which is the fair market value at the date of grant.

(3)	The 2022 amount includes $54,611 of accrued vacation paid as compensation, a $12,000 automobile allowance and a $227,999 housing allowance. The 2023 amount includes $51,970 of accrued vacation paid as compensation, a $12,000 automobile allowance, a $227,999 housing allowance, and CVH unit grants valued at $462,430, which is the fair market value at the date of grant.

(4)	The 2022 amount represents accrued vacation paid as compensation. The 2023 amount includes $21,635 of accrued vacation paid as compensation and CVH unit grants valued at $181,400, which is the fair market value at the date of grant.

(5)	Bonus earned under Completed Transaction Bonus Plan.

(6)	Bonus earned under Completed Transaction Bonus Plan and employment agreement.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of December 31, 2023.

Employment Agreements and Arrangements with Named Executive Officers

Nadir Ali

On July 1, 2010, Nadir Ali entered into an at-will Employment and Non-Compete Agreement, as subsequently amended, with Inpixon Federal, Inc., Inpixon Government Services and Inpixon Consulting prior to their acquisition by the Company. Under the terms of the employment agreement, Mr. Ali served as President. The employment agreement was assumed by the Company and Mr. Ali became CEO in September 2011. Mr. Ali’s salary under the agreement was initially $240,000 per annum plus other benefits including a bonus plan with goals and targets established by the Compensation Committee, a housing allowance, health insurance, life insurance and other standard Inpixon employee benefits. If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination. Mr. Ali’s employment agreement provides that he will not compete with the Company and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company during the term of his employment or consulting relationship with the Company. On April 17, 2015, the Compensation Committee approved the increase of Mr. Ali’s annual salary to $252,400, effective January 1, 2015. Effective May 16, 2018, the Compensation Committee approved an increase in Mr. Ali’s annual salary to $280,000 and an auto allowance of $1,000 a month.

On February 27, 2023, the Company entered into a Limited Liability Company Unit Transfer and Joinder Agreement with Mr. Ali, pursuant to which (i) the Company transferred 219,999 Class A Units of Cardinal Venture Holdings LLC, a Delaware limited liability company (“CVH”), to Mr. Ali in connection with Mr. Ali’s services performed for and on behalf of the Company as an employee and a director of the Company and (ii) Mr. Ali became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020 (the “CVH LLC Agreement”). The fair market value of the Class A Units at the date of grant is $462,430. In addition, Mr. Ali beneficially owned membership interests in CVH through 3AM LLC, a Delaware limited liability company and a founding member of CVH. CVH was dissolved as of December 31, 2023.

On March 12, 2024, the Company and Mr. Ali entered into an amendment to Mr. Ali’s Amended and Restated Employment Agreement dated May 15, 2018, to provide for payment of his cash severance thereunder on or as soon as practicable following the date that is 21 days following the XTI Merger.

Mr. Ali was also a participant of the Completed Transaction Bonus Plan pursuant to which he received a cash bonus in an aggregate amount of 3.5% of the $70,350,000 transaction value of the Completed Transaction. See “Executive Compensation—Completed Transaction Bonus Plan” for a description of the Completed Transaction Bonus Plan.

Mr. Ali is a participant of the Strategic Transaction Bonus Plan pursuant to which he is eligible for (a) a cash bonus in an aggregate amount of 3.5% of the transaction value attributed to a Contemplated Transaction less $6.0 million; (b) a cash bonus in an aggregate amount equal to 100% of his aggregate annual base salary and target bonus amount following the closing of a Contemplated Transaction and (c) an award (the “Award”) of fully vested shares of Company common stock (“Shares”) issued under the Company’s 2018 Employee Stock Incentive Plan or any successor equity incentive plan adopted by the Company on the date that is three (3) months following the closing of the XTI Merger (the “Grant Date”) covering a number of shares having a fair market value (based on the closing price per Share on the Grant Date) equal to $1,023,600. Notwithstanding the foregoing, Nadir Ali shall not be eligible to receive the Award if his Consulting Agreement with the Company dated as of March 12, 2024 (the “Consulting Agreement”), terminates before the Grant Date due to (a) Company Good Reason (as defined in the Consulting Agreement) or (b) termination by Nadir Ali for any reason other than Consultant Good Reason (as defined in the Consulting Agreement). The XTI Merger qualifies as a Contemplated Transaction. See “Executive Compensation—Strategic Transaction Bonus Plan” for a description of the Strategic Transaction Bonus Plan.

Soumya Das

On November 4, 2016, and effective as of November 7, 2016, Mr. Das entered into an employment agreement to serve as Chief Marketing Officer of the Company. On February 2, 2018, he was promoted to Chief Operating Officer. In accordance with the terms of the agreement, Mr. Das was entitled to a base salary of $250,000 per annum and a bonus of up to $75,000 annually. The agreement was effective for an initial term of twenty-four (24) months and was automatically renewed for one additional twelve (12) month period. The Company may terminate the services of Mr. Das with or without “just cause” (as defined therein). If the Company terminates Mr. Das’ employment without just cause, or if Mr. Das resigns within twenty-four (24) months following a change of control (as defined) and as a result of a material diminution of his position or compensation, Mr. Das will receive (1) his base salary at the then current rate and levels for one (1) month if Mr. Das has been employed by the Company for at least six (6) months but not more than twelve (12) months as of the date of termination or resignation, for three (3) months if Mr. Das has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for six (6) months if Mr. Das has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Das otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the agreement. If the Company terminates Mr. Das’ employment with just cause, Mr. Das will receive only the portion of his base salary and accrued but unused vacation pay that has been earned through the date of termination. On August 31, 2018, the Company amended Mr. Das’ employment agreement to make the following changes to his compensation effective May 14, 2018: (1) increase in base salary to $275,000 per year, (2) have up to $50,000 in MBO’s annually, (3) commissions equal to 2% of recognized revenue associated with the IPA product line paid quarterly and subject to the Company policies in connection with commissions payable and (4) provide a transportation allowance of $1,000 per month. On May 10, 2019, the Company amended Mr. Das’ commission plan to include a 1% commission on recognized revenue associated with the Shoom product line paid quarterly and subject to Company commission plan policies. Mr. Das’s salary was increased to $275,000 effective May 31, 2018 and $312,000 effective January 1, 2021, Effective January 1, 2021, any entitlement to commissions payable to Mr. Das was superseded by adjusting his annual bonus target up to a maximum of $300,000 subject to the achievement of certain milestones, with tasks, deadlines and amounts determined by the Chief Executive Officer. Effective as of March 2021, Mr. Das resigned from his position as Chief Marketing Officer.

On February 27, 2023, the Company entered into a Limited Liability Company Unit Transfer and Joinder Agreement with Mr. Das, pursuant to which (i) the Company transferred 50,000 Class A Units of CVH to Mr. Das in connection with Mr. Das’ services performed for and on behalf of the Company as an employee of the Company and (ii) Mr. Das became a member of CVH and a party to the CVH LLC Agreement. The fair market value of the Class A Units at the date of grant is $94,897. CVH was dissolved as of December 31, 2023.

Mr. Das is a participant of the Strategic Transaction Bonus Plan pursuant to which he is eligible for a cash bonus in an aggregate amount equal to 100% of his aggregate annual base salary and target bonus amount following the closing of a Contemplated Transaction and any applicable Qualifying Transaction. The XTI Merger qualifies as a Contemplated Transaction. See “Executive Compensation—Strategic Transaction Bonus Plan” for a description of the Strategic Transaction Bonus Plan.

Wendy Loundermon

On October 21, 2014, and effective as of October 1, 2014, the Company entered into an at-will employment agreement with Wendy Loundermon. Ms. Loundermon previously served as CFO, Director and Secretary of the Company and Secretary of Inpixon Canada, Inc. Pursuant to the agreement, Ms. Loundermon was compensated at an annual rate of $200,000 and is entitled to benefits customarily provided to senior management including equity awards and cash bonuses subject to the satisfaction of certain performance goals determined by the Company. The standards and goals and the bonus targets is set by the Compensation Committee, in its sole discretion. The Company may terminate the services of Ms. Loundermon with or without “cause” (as defined). If the Company terminates Ms. Loundermon’s employment without cause or in connection with a change of control (as defined), Ms. Loundermon will receive (1) severance consisting of her base salary at the then current rate for twelve (12) months from the date of termination, and (2) her accrued but unpaid salary. If Ms. Loundermon’s employment is terminated under any circumstances other than the above, Ms. Loundermon will receive her accrued but unpaid salary. Ms. Loundermon’s salary was increased to $228,500 effective April 1, 2017, $250,000 effective March 1, 2018, $280,000 effective January 2021 and $300,000 effective January 2022.

On February 27, 2023, the Company entered into a Limited Liability Company Unit Transfer and Joinder Agreement with Ms. Loundermon, pursuant to which (i) the Company transferred 100,000 Class A Units of CVH to Ms. Loundermon in connection with Ms. Loundermon’s services performed for and on behalf of the Company as an employee and a director of the Company and (ii) Ms. Loundermon became a member of CVH and a party to the CVH LLC Agreement. The fair market value of the Class A Units at the date of grant is $181,400. CVH was dissolved as of December 31, 2023.

On March 12, 2024, the Company and Ms. Loundermon entered into an amendment to Ms. Loundermon’s Employment Agreement dated October 1, 2014 (as amended), to provide for payment of her cash severance thereunder on or as soon as practicable following the date that is 21 days following the XTI Merger.

Ms. Loundermon was also a participant of the Completed Transaction Bonus Plan pursuant to which she received a cash bonus in an aggregate amount of 0.5% of the $70,350,000 transaction value of the Completed Transaction. See “Executive Compensation—Completed Transaction Bonus Plan” for a description of the Completed Transaction Bonus Plan.

Ms. Loundermon is a participant of the Strategic Transaction Bonus Plan pursuant to which she is eligible for (a) a cash bonus in an aggregate amount of 0.5% of the transaction value attributed to a Contemplated Transaction and (b) a cash bonus in an aggregate amount equal to 100% of her aggregate annual base salary and target bonus amount following the closing of a Contemplated Transaction. The XTI Merger qualifies as a Contemplated Transaction. See “Executive Compensation—Strategic Transaction Bonus Plan” for a description of the Strategic Transaction Bonus Plan.

Completed Transaction Bonus Plan

On March 14, 2023, the Company completed a reorganization involving the transfer of the Company’s CXApp and enterprise app business lines to CXApp Holding Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Legacy CXApp”), followed by a distribution of shares of Legacy CXApp to the Company’s equityholders. The reorganization was followed by a subsequent business combination transaction (the “CXApp Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of September 25, 2022, by and among the Company, Legacy CXApp, KINS Technology Group Inc., a special purpose acquisition company (“KINS”) which was renamed CXApp, Inc. upon the consummation of the CXApp Merger, and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS, pursuant to which KINS Merger Sub Inc. merged with and into Legacy CXApp, with Legacy CXApp continuing as the surviving company and as a wholly-owned subsidiary of CXApp, Inc. (such reorganization and business combination, collectively, the “Completed Transaction”).

On July 24, 2023, the Compensation Committee adopted a Transaction Bonus Plan (the “Completed Transaction Bonus Plan”), which was intended to compensate certain current and former employees and service providers for the successful consummation of the Completed Transaction. The Completed Transaction Bonus Plan was administered by the Compensation Committee. It terminated upon the completion of all payments under the terms of the Completed Transaction Bonus Plan.

Pursuant to the Completed Transaction Bonus Plan, in connection with the Completed Transaction:

●	Participants listed on Schedule 1 of the Completed Transaction Bonus Plan were eligible for a cash bonus equal to 100% of their aggregate annual base salary in effect as of the end of the year ended December 31, 2022, provided that the participants were required to execute a customary release of claims and confidentiality agreement.

●	Participants listed on Schedule 2 of the Completed Transaction Bonus Plan, including our named executive officers Nadir Ali and Wendy Loundermon, were eligible for a cash bonus in an aggregate amount of 4% of the $70,350,000 transaction value of the Completed Transaction, with Mr. Ali and Ms. Loundermon being entitled to 3.5% and 0.5% of such transaction value, respectively.

During the three months ended September 30, 2023, the Company paid approximately $3.5 million to Company management and former management under the Completed Transaction Bonus Plan. No amounts were owed under the Completed Transaction Bonus Plan as of September 30, 2023.

In addition, if a participant was entitled to any payments or benefits from the Completed Transaction Bonus Plan or any other amounts (collectively, the “Company Payments Relating to the Completed Transaction Plan”) that are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company agreed to pay the participant the greater of the following amounts: (i) the Company Payments Relating to the Completed Transaction Plan, or (ii) one dollar less than the amount of the Company Payments Relating to the Completed Transaction Plan that would subject the participant to the Excise Tax, as mutually agreed between the Company and the participant.

Strategic Transaction Bonus Plan

On July 24, 2023, the Compensation Committee adopted a Transaction Bonus Plan, which was amended on March 11, 2024 (as amended, the “Strategic Transaction Bonus Plan,” and such amendment, the “Plan Amendment”), and is intended to provide incentives to certain employees and other service providers to remain with the Company through the consummation of a Contemplated Transaction or Qualifying Transaction (each as defined below) and to maximize the value of the Company with respect to such transaction for the benefit of its stockholders. The Strategic Transaction Bonus Plan is administered by the Compensation Committee. It will automatically terminate upon the earlier of (i) the one-year anniversary of the adoption date, (ii) the completion of all payments under the terms of the Strategic Transaction Bonus Plan, or (iii) at any time by the Compensation Committee, provided, however, that the Strategic Transaction Bonus Plan may not be amended or terminated following the consummation of a Contemplated Transaction or Qualifying Transaction without the consent of each participant being affected, except as required by any applicable law.

A “Contemplated Transaction” refers to a strategic alternative transaction including an asset sale, merger, reorganization, spin-off or similar transaction (a “Strategic Transaction”) that results in a change of control as defined in the Strategic Transaction Bonus Plan. A Qualifying Transaction refers to a Strategic Transaction that does not result in a change of control for which bonuses may be paid pursuant to the Strategic Transaction Bonus Plan as approved by the Compensation Committee. The XTI Merger qualifies as a Contemplated Transaction.

The Plan Amendment, among other things, changed the timing of and imposed certain additional conditions on the payment of certain bonuses to be paid to the participants thereunder, including Nadir Ali, Wendy Loundermon and Soumya Das.

Pursuant to the Strategic Transaction Bonus Plan, in connection with the closing of a Contemplated Transaction or a Qualifying Transaction, the participants will be eligible to receive bonuses as described below.

●	Participants listed on Schedule 1 of the Strategic Transaction Bonus Plan, including Nadir Ali, Wendy Loundermon, Soumya Das and certain other employees, are eligible for a cash bonus equal to 100% of their aggregate annual base salary and target bonus amount in effect as of the closing of the Contemplated Transaction or a Qualifying Transaction, provided, however, that the Company’s payment of such bonus to a participant may, in the Company’s discretion, be conditioned on the participant’s timely execution and delivery of a customary release of claims and confidentiality agreement and such participant’s non-revocation of the release prior to the expiration of any revocation rights afforded to such participant by applicable law. These bonus amounts will generally be paid at the closing of each applicable transaction, except that bonus amounts in connection with the closing of the XTI Merger are payable according to the payment schedule set forth in the Plan Amendment and described below.

●	Participants listed on Schedule 2 of the Strategic Transaction Bonus Plan, including Nadir Ali and Wendy Loundermon, are eligible for a cash bonus based on the Transaction Value (as defined below) attributed to the Contemplated Transaction or Qualifying Transaction, as calculated in accordance with the terms of the Strategic Transaction Bonus Plan. Mr. Ali is eligible for 3.5% of such Transaction Value less $6.0 million. Ms. Loundermon is eligible for 0.5% of such Transaction Value less $0.5 million. These bonus amounts will generally be paid at the closing of each applicable transaction subject to the treatment of deferred payments in accordance with the terms of the Strategic Transaction Bonus Plan, except that bonus amounts in connection with the closing of the XTI Merger are payable according to the payment schedule set forth in the Plan Amendment and described below. “Transaction Value” means the sum of any cash and the fair market value of any securities or other assets or property received by the Company or available for distribution to the holders of the Company’s equity securities in connection with the applicable transaction as provided for in the definitive agreement governing the applicable transaction, or such value as will be designated by the Compensation Committee. The Transaction Value applicable to the XTI Merger was assessed at $225 million which was determined by the Compensation Committee in part based on the enterprise value of Legacy XTI following a valuation analysis performed by an independent financial advisory firm.

●	Participants listed on Schedule 3 of the Strategic Transaction Bonus Plan will be eligible for equity-based grants, including but not limited to, options, restricted stock awards, restricted stock units, or such other rights to acquire shares of the Company’s common stock in connection with the closing of the Contemplated Transaction or a Qualifying Transaction, in such form and for such amounts as set forth on Schedule 3 or, if no such form or amount is specified for a participant on Schedule 3, in such form and for such amounts that may be approved by the Compensation Committee in its sole and absolute discretion.

Schedule 3 of the Strategic Transaction Bonus Plan provides that:

(i)	Nadir Ali will receive an award (the “Award”) of fully vested shares of Company common stock issued under the Company’s 2018 Employee Stock Incentive Plan or any successor equity incentive plan adopted by the Company (the “Equity Plan”) on the date that is three (3) months following the closing of the XTI Merger (the “Grant Date”) covering a number of shares having a fair market value (based on the closing price per share on the Grant Date) equal to $1,023,600. Notwithstanding the foregoing, Nadir Ali will not be eligible to receive the Award if his Consulting Agreement with the Company dated as of March 12, 2024 (the “Ali Consulting Agreement”), terminates before the Grant Date due to (a) Company Good Reason (as defined in the Ali Consulting Agreement) or (b) termination by Nadir Ali for any reason other than Consultant Good Reason (as defined in the Ali Consulting Agreement).

(ii)	Any amounts payable to any participant in cash pursuant to the Strategic Transaction Bonus Plan, may be paid in shares under the Equity Plan upon written agreement of the Company and such participant.

The Plan Amendment provides that any amounts payable to a participant in connection with the closing of the XTI Merger are payable as follows:

(1)	The first fifty percent (50%) of any amounts payable in connection with the XTI Merger pursuant to Schedule 1 and Schedule 2 of the Strategic Transaction Bonus Plan for each participant, as applicable (the “First Fifty Percent”), will become earned upon the earlier of closing of a financing (whether a registered offering or private unregistered offering) in which the Company sells Qualifying Securities (as defined below) and receives an amount of gross proceeds that when added to the proceeds of previous sales of Qualifying Securities following the closing of the XTI Merger equals $5 million (the “First Financing”) or June 30, 2024 (the “Earned Date”). “Qualifying Securities” means any debt or equity securities other than debt or equity securities having a maturity date or a redemption right at the option of the holder of fewer than six (6) months following the issuance of that security.

(2)	The remaining fifty percent (50%) of any amounts payable pursuant to Schedule 1 and Schedule 2 of the Strategic Transaction Bonus Plan (the “Remaining Fifty Percent”) will be earned upon the earlier of the closing of a subsequent financing in which the Company receives an amount of gross proceeds that when added to the proceeds of previous sales of Qualifying Securities following the First Financing aggregates to at least $5 million (“Subsequent Financing”) or the Earned Date.

(3)	Following the Earned Date, the First Fifty Percent (50%) will be paid in three (3) equal monthly installments, beginning on July 1, 2024, and on the first day of each month thereafter until the First Fifty Percent is paid in full. The Remaining Fifty Percent (50%) will be paid in three (3) equal monthly installments, beginning October 1, 2024 and on the first day of each month thereafter until the Remaining Fifty Percent (50%) is paid in full.

(4)	A participant’s right to receive payment of the First Fifty Percent (50%) or the Second Fifty Percent (50%) is subject to the participant’s continuing employment or other service with the Company or any of its subsidiaries or affiliates until the date on which the payment is earned (as specified in clause (1) or (2) above); provided, however, that if a participant’s employment or service with the Company or any of its subsidiaries or affiliates terminates before the applicable payment is earned due to the involuntary termination of the participant other than for Cause, such participant will be deemed for this purpose to continue in employment or service with the Company and its subsidiaries and affiliates following the participant’s termination date until the date the applicable payment is earned.

(5)	In the event the Company is unable to raise a minimum of $5 million from the sale of Qualifying Securities as of June 30, 2024, the participants designate and appoint Nadir Ali as the “Participant Representative” to work with the Company as necessary to amend the payment schedule set forth above to ensure that the Company will have sufficient cash to support its operations. If Nadir Ali cannot or refuses to serve the Participant Representative, then the Participant Representative will be selected by the Company from among the other participants entitled to receive any payment pursuant to Schedule 1 or Schedule 2 of the Strategic Transaction Bonus Plan.

(6)	If the Company or Legacy XTI pays cash bonuses related to the closing of the XTI Merger to the Company’s or Legacy XTI’s employees or individual service providers who are not participants (“Non-Plan Transaction Bonuses”), any then-unpaid payments to participants pursuant to the Strategic Transaction Bonus Plan will be paid on an accelerated basis pursuant to a payment schedule that is substantially similar to the bonus payment schedule for the Non-Plan Transaction Bonuses. Conversely, if the Company agrees to an accelerated payment or more favorable payment terms of amounts payable pursuant to the Strategic Transaction Bonus Plan, all recipients of Non-Plan Transaction Bonuses will receive similar treatment.

In connection with the Plan Amendment, the Compensation Committee also adopted a new form of confidentiality and release agreement, which was executed and delivered by the Strategic Transaction Bonus Plan participants who resigned from their Company positions at the closing of the XTI Merger on March 12, 2024, including Mr. Ali and Ms. Loundermon. In addition, on March 12, 2024, the Strategic Transaction Bonus Plan participants who retained their employment with the Company following the closing of the XTI Merger, including Mr. Das, delivered an acknowledgment agreement to the Company irrevocably waiving and releasing the Company from any and all rights to payment of such individual’s payments under Schedule 1 of the Strategic Transaction Bonus Plan except pursuant to and as provided under the terms of the Plan Amendment.

As of June 30, 2024, we have accrued 100%, or $6.7 million, of the transaction bonuses as the bonuses became payable during the second quarter of 2024. As of the date of this Proxy Statement, the Company paid $1.1 million of the transaction bonuses.

Employment Agreements and Arrangements with Current Executive Officers That Are Not Named Executive Officers

Scott Pomeroy

The Company entered into an employment agreement with Mr. Pomeroy on May 6, 2024 (the “Pomeroy Employment Agreement”), pursuant to which Mr. Pomeroy agreed to continue to serve as the Company’s Chief Executive Officer and as a member and Chairman of the Board. Pursuant to the terms of the Pomeroy Employment Agreement, Mr. Pomeroy is entitled to receive an annual base salary of $400,000, which may be increased by the Board from time to time in its sole discretion. Pursuant to the Pomeroy Employment Agreement, Mr. Pomeroy received retroactive pay with respect to the period from March 13, 2024 until April 30, 2024 in the aggregate amount of $54,545 and with respect to the period from May 1, 2024 until May 6, 2024 in the amount of $6,061. Mr. Pomeroy is also entitled to receive an annual cash bonus of up to a baseline of 100% of his base salary, with the right and ability to earn up to a cap of 150% of his base salary, applying a weighted average percentage of the objective and subjective criteria and milestones set forth in the Pomeroy Employment Agreement, which include target amounts and target dates for equity investments received by the Company and the Company’s average market cap in addition to the completion of certain milestones in the development of the Company’s TriFan 600 aircraft. The Board will determine and award the annual cash bonus by January 31 following the end of each calendar year during Mr. Pomeroy’s employment period.

Pursuant to the Pomeroy Employment Agreement, Mr. Pomeroy is also eligible to participate in the Company’s incentive stock option plan and may receive additional stock options or other equity incentives in the sole discretion of the Board. In addition, Mr. Pomeroy is entitled to vacation time, paid holidays, sick days and personal days in accordance with the Company’s policies applicable to other senior executives of the Company; provided that he is entitled to six weeks of vacation annually. Mr. Pomeroy is also eligible to participate in all benefit plans and programs maintained by the Company for the benefit of its senior executives. In addition, the Company agreed to reimburse Mr. Pomeroy for all reasonable and necessary business expenses incurred by him in connection with the performance of his duties under the Pomeroy Employment Agreement within a reasonable period of time after Mr. Pomeroy’s submission of expense vouchers, in accordance with Company’s expense reimbursement policies.

Mr. Pomeroy’s employment agreement term ends on December 31, 2025, with one automatic one-year extension to December 31, 2026, unless either party provides prior notice of non-renewal on or before March 31, 2025. The Pomeroy Employment Agreement provides that Mr. Pomeroy’s receipt of compensation following termination of employment is subject to his execution of a release releasing all claims against the Company and its executives, directors and employees, other than as prohibited by law. If Mr. Pomeroy is terminated without cause (other than due to death or disability) or if he resigns for good reason (as such terms are defined in the Pomeroy Employment Agreement), then Mr. Pomeroy will be entitled to (i) a severance payment equivalent to the base salary that would have been paid to him through the end of the employment period, (ii) payment for any unused vacation accrued to the date of termination, (iii) payment for any accrued but unpaid expenses through the date of termination and (iv) any benefits to which he may be entitled upon termination pursuant to the terms of any applicable plans and programs or as may be required by applicable law. If Mr. Pomeroy terminates for good reason, in addition to the foregoing compensation and benefits, he is entitled to receive reimbursements of premium payments for continuation coverage under applicable state or federal law, in the event he elects such continuation coverage, for the remainder of his employment period, or, if longer, for a period of six months after termination of employment. The Pomeroy Employment Agreement also includes provisions governing Company confidential information. If Mr. Pomeroy is terminated for cause, then immediately following such termination, he is entitled only to any unpaid compensation and unreimbursed expenses.

Mr. Pomeroy previously served as Legacy XTI’s Chief Financial Officer from July 2022 until the XTI Merger pursuant to a consulting agreement dated July 1, 2022, as amended effective January 1, 2023. The consulting agreement provided that Mr. Pomeroy receive monthly compensation of $17,500. Pursuant to the consulting agreement and in connection with the closing of the XTI Merger, Mr. Pomeroy received 4,000,000 shares of Legacy XTI common stock that were exchanged for 357,039 shares of our Common Stock.

Brooke Turk

The Company entered into an employment agreement with Ms. Turk on May 8, 2024 (the “Turk Employment Agreement”), pursuant to which Ms. Turk agreed to continue to serve as the Company’s Chief Financial Officer. Pursuant to the terms of the Turk Employment Agreement, Ms. Turk is entitled to receive an annual base salary of $350,000, which may be increased by the Board from time to time in its sole discretion. Pursuant to the Turk Employment Agreement, Ms. Turk received retroactive pay with respect to the period from March 13, 2024 until April 30, 2024 in the aggregate amount of $47,788 and with respect to the period from May 1, 2024 until May 8, 2024 in the amount of $7,955. Ms. Turk is also entitled to receive an annual cash bonus of up to a baseline of 75% of her base salary, with the right and ability to earn up to a cap of 112.5% of her base salary, applying a weighted average percentage of the objective and subjective criteria and milestones set forth in the Turk Employment Agreement, which include target amounts and target dates for equity investments received by the Company and the Company’s average market cap in addition to the completion of certain milestones in the development of the Company’s TriFan 600 aircraft. The Board will determine and award the annual cash bonus within 30 days after the end of each calendar year during Ms. Turk’s employment period. The remaining material terms of the Turk Employment Agreement are substantially similar to the terms of the Pomeroy Employment Agreement described above.

Tobin Arthur

In connection with his appointment as Chief Strategy Officer, the Company entered into an employment agreement with Tobin Arthur on September 19, 2024, effective as of such date, which sets forth the terms of Mr. Arthur’s services as Chief Strategy Officer and his compensation arrangement (the “Arthur Employment Agreement”). Pursuant to the terms of the Arthur Employment Agreement, Mr. Arthur is entitled to receive an annual base salary of $300,000, which may be increased by the Board from time to time in its sole discretion. In addition, the Company paid Mr. Arthur the following compensation for his services rendered prior to the execution of the Arthur Employment Agreement: $25,000 for the period from August 1, 2024 until August 31, 2024 and $15,000 for the period from September 1, 2024 until September 18, 2024. Mr. Arthur is also entitled to receive an annual cash bonus of up to a baseline of 60% of his base salary, with the right and ability to earn up to a cap of 90% of his base salary, applying a weighted average percentage of the objective and subjective criteria and milestones set forth in the Arthur Employment Agreement, which include target amounts and target dates for equity investments received by the Company and the Company’s average market cap in addition to the completion of certain milestones in the development of the Company’s TriFan 600 aircraft. The Board will determine and award the annual cash bonus within 30 days after the end of each calendar year during Mr. Arthur’s employment period. The remaining material terms of the Arthur Employment Agreement are substantially similar to the terms of the Pomeroy Employment Agreement described above; provided that Mr. Arthur is entitled to five weeks of vacation annually.

Stock Option Awards

The Board approved the following awards of stock options pursuant to the 2018 Plan. Each option has an exercise price of $0.473 per share. The options vest 1/3rd annually over three years starting from the vesting commencement date. The options expire ten years from the grant date. Options were granted as follows:

Grantee	Grant Date	Vesting Start Date	Options Granted
Scott Pomeroy, the Company’s Chief Executive Officer	6/12/2024	6/12/2024	2,812,500
Brooke Turk, the Company’s Chief Financial Officer	6/12/2024	6/12/2024	1,640,625
Soumya Das, Chief Executive Officer of the Company’s Real-Time Location System Division	6/12/2024	6/12/2024	975,000
Tobin Arthur, the Company’s Chief Strategy Officer	9/19/2024	8/1/2024	1,171,875

Employee Stock Incentive Plans

2018 Employee Stock Incentive Plan

The following is a summary of the material terms of our 2018 Employee Stock Incentive Plan, as amended to date (the “2018 Plan”). This description is not complete. For more information, we refer you to the full text of the 2018 Plan.

The 2018 Plan is an important part of our compensation program. It promotes financial saving for the future by our employees, fosters good employee relations, and encourages employees to acquire shares of our Common Stock, thereby better aligning their interests with those of the other stockholders. Therefore, the Board believes it is essential to our ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment both in the United States and internationally.

Amount of Shares of Common Stock. The number of shares of our Common Stock available for issuance under the 2018 Plan automatically increases on the first day of each quarter through October 1, 2028, by a number of shares of Common Stock equal to the least of (i) 3,000,000 shares, (ii) twenty percent (20%) of the outstanding shares of Common Stock on the last day of the immediately preceding calendar quarter, or (iii) such number of shares that may be determined by the Board. The amount of shares available for issuance is not adjusted in connection with a change in the outstanding shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided; however, that (i) the amount of shares available for issuance under the 2018 Plan may not exceed the maximum amount of authorized shares available for issuance under the Articles of Incorporation and (ii) in no event will the Company issue more than 120,000,000 shares of Common Stock under the 2018 Plan, including the maximum amount of shares of Common Stock that may be added to the 2018 Plan in accordance with the automatic quarterly increases. As of the Record Date, there were 30,861,338 shares of Common Stock authorized for issuance under the 2018 Plan, as approved by the Board and subject to the Board’s discretion to increase such share amount pursuant to the terms of the 2018 Plan.

Types of Awards. The 2018 Plan provides for the granting of incentive stock options, non-qualified stock options (“NQSOs”), stock grants and other stock-based awards, including Restricted Stock and Restricted Stock Units (as defined in the 2018 Plan).

●	Incentive and Nonqualified Stock Options. The plan administrator determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our Common Stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our Common Stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our Common Stock on the date of grant otherwise.

●	Stock Grants. The plan administrator may grant or sell stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our Common Stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the 2018 Plan.

●	Stock-Based Awards. The plan administrator of the 2018 Plan may grant other stock-based awards, including stock appreciation rights, restricted stock and restricted stock units, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder except to the extent permitted in the applicable agreement.

Plan Administration. Our Board is the administrator of the 2018 Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. Our Board has delegated this authority to our compensation committee. The administrator has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our Common Stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the 2018 Plan.

Eligibility. The plan administrator will determine the participants in the 2018 Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period.

Termination of Service. Unless otherwise provided by the administrator or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the 2018 Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by the plan administrator in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, the plan administrator will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. If we are acquired, the plan administrator will: (i) arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the plan administrator in its sole discretion, may consider appropriate; or (iii) make a payment, in such form as may be determined by the plan administrator equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, the plan administrator may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.

Amendment and Termination. The 2018 Plan will terminate on January 4, 2028 or at an earlier date by vote of our Board; provided, however, that any such earlier termination shall not affect any awards granted under the 2018 Plan prior to the date of such termination. The 2018 Plan may be amended by our Board, except that our Board may not alter the terms of the 2018 Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent.

The Board may at any time amend or terminate the 2018 Plan; provided that no amendment may be made without the approval of the stockholder if such amendment would increase either the maximum number of shares which may be granted under the 2018 Plan or any specified limit on any particular type or types of award, or change the class of employees to whom an award may be granted, or withdraw the authority to administer the 2018 Plan from a committee whose members satisfy the independence and other requirements of Section 162(m) and applicable SEC and Nasdaq requirements. Pursuant to the listing standards of the Nasdaq Stock Market, certain other material revisions to the 2018 Plan may also require stockholder approval.

Federal Income Tax Consequences of the 2018 Plan. The federal income tax consequences of grants under the 2018 Plan will depend on the type of grant. The following is a general summary of the principal United States federal income taxation consequences to participants and us under current law with respect to participation in the 2018 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside or the rules applicable to deferred compensation under Section 409A of the Code. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our Common Stock or payment of cash under the 2018 Plan. Future appreciation on shares of our Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

●	If shares of our Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

●	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

●	A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2018 Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

2011 Employee Stock Incentive Plan

Except as set forth below, the material terms of our 2011 Employee Stock Incentive Plan, as amended to date (the “2011 Plan”) are substantially similar to the material terms of the 2018 Plan. However, this description is not complete. For more information, we refer you to the full text of the 2011 Plan.

The 2011 Plan was intended to encourage ownership of Common Stock by our employees and directors and certain of our consultants in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. The 2011 Plan (but not awards granted under the 2011 Plan) terminated in accordance with its terms on August 31, 2021 and no new awards will be issued under the 2011 Plan.

2017 Employee and Consultant Stock Ownership Plan

During 2017, Legacy XTI adopted the 2017 Employee and Consultant Stock Ownership Plan (as amended, “2017 Plan”), which was amended in 2021 to increase the maximum shares eligible to be granted under the 2017 Plan. The Company assumed the 2017 Plan in connection with the XTI Merger. The Company may issue awards in the form of restricted stock units and stock options to employees, directors, and consultants. Under the 2017 Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Board on the date of grant. Options generally have contractual terms of ten years. Incentive stock options may only be granted to employees, whereas all other stock awards may be granted to employees, directors and consultants.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2023 regarding the shares of our Common Stock to be issued upon exercise of outstanding options or available for issuance under equity compensation plans and other compensation arrangements that were (i) adopted by our security holders and (ii) were not approved by our security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	1,063	(1)	$730,081.00	62,162,810	(2)
Equity compensation plans not approved by security holders	—		$—	—
Total	1,063		$730,081.00	62,162,810

(1)	Represents 9 shares of Common Stock that may be issued pursuant to outstanding stock options granted under the 2011 Plan and 1,054 shares of Common Stock that may be issued pursuant to outstanding stock options granted under the 2018 Plan.

(2)	Represents 0 shares of Common Stock available for future issuance in connection with equity award grants under the 2011 Plan and 62,162,813 shares of Common Stock available for future issuance in connection with equity award grants under the 2018 Plan.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, which was adopted by the SEC in 2022, the Company is providing the following information regarding the relationship between “compensation actually paid” (“CAP”) to our former principal executive officer (“Former PEO”) and non-PEO named executive officers (“NEOs”) and certain financial performance of the Company for the fiscal years listed below.

	Nadir Ali – Former PEO		Non-PEO NEOs		Value of Initial Fixed $100
Year	Summary Compensation Table Total for Former PEO(1)	Compensation Actually Paid to Former PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Investment Based On Total Shareholder Return (“TSR”)(5)	Net Loss (thousands)(6)
2023	$3,485,624	$3,485,624	$870,485	$870,485	$(99.81)	$47,100
2022	$1,164,615	$979,613	$724,702	$632,191	$(96.22)	$66,304

(1)	Represent the amounts of total compensation reported for our Former PEO during each corresponding year in the “Total” column of the Summary Compensation Table above.

(2)	Represents the amount of “compensation actually paid” to our Former PEO, as computed in accordance with Item 402(v) of Regulation S-K, with the following adjustments:

			For Awards Granted During the Year		For Awards Granted in Prior Years
Year	Summary Compensation Table Total for Former PEO	Subtract: Equity Awards for Former PEO	Add: Fair Value of Equity Awards Granted and Unvested	Add: Fair Value of Equity Awards Granted and Vested	Add: Changes in Fair Value (Positive or Negative) for Equity Awards that Remain Unvested	Add: Changes in Fair Value (Positive or Negative) for Equity Awards that Vested	Subtract: Fair Value for Equity Awards that Failed to Meet Vesting Criteria	Compensation Actually Paid to Former PEO
2023	$3,485,624	$-	$-	$-	$-	$-	$-	$3,485,624
2022	$1,164,615	$(370,005)	$-	$185,003	$-	$-	$-	$979,613

(3)	Represents the average of the amounts reported for our NEOs as a group (excluding our Former PEO) in each applicable year in the “Total” column of the Summary Compensation Table above. For 2023 and 2022, this consists of Wendy Loundermon and Soumya Das (the “Non-PEO NEOs”).

(4)	Represents the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average compensation earned or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year:

			For Awards Granted During the Year		For Awards Granted in Prior Years
Year	Summary Compensation Table Total for Non-PEO NEOs	Subtract: Equity Awards for Non-PEO NEOs	Add: Fair Value of Equity Awards Granted and Unvested	Add: Fair Value of Equity Awards Granted and Vested	Add: Changes in Fair Value (Positive or Negative) for Equity Awards that Remain Unvested	Add: Changes in Fair Value (Positive or Negative) for Equity Awards that Vested	Subtract: Fair Value for Equity Awards that Failed to Meet Vesting Criteria	Compensation Actually Paid to Non-PEO NEOs
2023	$870,485	$-	$-	$-	$-	$-	$-	$870,485
2022	$724,702	$(185,023)	$-	$92,512	$-	$-	$-	$632,191

(5)	TSR is cumulative for the measurement periods beginning on December 31, 2021 and ending on December 31 of each of 2023 and 2022, respectively, calculated by dividing the difference between our share price at the end and the beginning of the measurement period by our share price at the end of the measurement period. No dividends were paid in 2023 or 2022.

(6)	The dollar amounts reported represent the amount of net loss reflected in our consolidated audited financial statements for the applicable years.

The illustrations below provide an additional graphical description of CAP compared to both our cumulative “Total Shareholder Return” (TSR) and our net loss. As the illustrations show, the compensation actually paid to our PEO and Former PEO and the average amount of compensation actually paid to or non-PEO NEOs during the periods presented are not directly correlated with TSR. We do utilize several performance measures to align executive compensation with our performance, but those tend not to be financial performance measures, such as TSR. Compensation actually paid is influenced by numerous factors including, but not limited to, the timing of new grant issuances and award vesting, NEO mix, share price volatility during the fiscal year, our mix of performance metrics and other factors.

*	All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of ours under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 19, 2024, regarding the beneficial ownership of our Common Stock by the following persons:

●	our Named Executive Officers;

●	each director;

●	all of our executive officers and directors as a group; and

●	each person or entity who, to our knowledge, owns more than 5% of our Common Stock.

Except as indicated in the footnotes to the following table, subject to applicable community property laws, each stockholder named in the table has sole voting and investment power. Unless otherwise indicated, the address for each stockholder listed is c/o XTI Aerospace, Inc., 8123 InterPort Blvd., Suite C, Englewood, CO 80112. Shares of Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of November 19, 2024, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The information provided in the following table is based on our records, information filed with the SEC, and information furnished by our stockholders.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Named Executive Officers and Directors
Scott Pomeroy	357,575	(2)	*
Brooke Turk	—		—
Tobin Arthur	—		—
Soumya Das	—		—
Tensie Axton	—		—
David Brody	1,605,202	(3)	*
Kareem Irfan	1		*
All current executive officers and directors as a group (7 persons)	1,962,777	(4)	*
Nadir Ali – former chief executive officer	21,627,674	(5)	9.99%
Wendy Loundermon – former chief financial officer	—		—
More than 5% Beneficial Owner	—		—
Streeterville Capital LLC	[●]	(6)	[●]	%

*	Represents beneficial ownership of less than 1%.

(1)	Based on 216,493,235 shares outstanding as of November 19, 2024.

(2)	Includes (i) 357,040 shares of Common Stock held of record by Mr. Pomeroy and (ii) 535 shares of Common Stock issuable upon exercise of options exercisable within 60 days of November 19, 2024.

(3)	Includes (i) 1,338,897 shares of Common Stock held indirectly through the Jason S. Brody 2019 Trust, of which David Brody is the trustee and (ii) 266,305 shares of Common Stock held directly by Mr. Brody. Does not include (i) 801,331 shares of Common Stock held indirectly through the David E. Brody 2019 Spousal Trust, of which Susan R. Brody, Mr. Brody’s spouse, is the trustee and (ii) 91,268 shares held by Susan R. Brody, as to which Mr. Brody disclaims beneficial ownership.

(4)	Our current directors and executive officers are: Scott Pomeroy (Chief Executive Officer, Chairman and Director), Brooke Turk (Chief Financial Officer), Tobin Arthur (Chief Strategy Officer), Soumya Das (Chief Executive Officer, Real Time Location System Division, and Director), Tensie Axton (Director), David Brody (Director and Secretary) and Kareem Irfan (Director). Includes (i) 1,962,242 shares of Common Stock held directly, or by spouse or relative, and (ii) 535 shares of Common Stock issuable upon exercise of options exercisable within 60 days of November 19, 2024.

(5)	Mr. Ali also indirectly owns 1,417.5 shares of Series 9 Preferred Stock through 3AM Investments LLC that are not included in this table because they are not convertible into Common Stock, have no voting rights except as required by law, and are not registered under Section 12 of the Exchange Act. The address of Mr. Ali is 555 Bryant St., #590, Palo Alto, CA 94301.

(6)	Streeterville Capital LLC also owns 1,744.5 shares of Series 9 Preferred Stock that are not included in this table because they are not convertible into Common Stock, have no voting rights except as required by law, and are not registered under Section 12 of the Exchange Act. John M. Fife has voting and dispositive power over shares held by Streeterville Capital, LLC. The address of Streeterville Capital, LLC is 303 East Wacker Drive, Suite 1040, Chicago, IL 60601.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and SEC regulations require our directors, certain officers and holders of more than 10% of our Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports received and written representations from our directors and such covered officers, we believe that our directors, officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2023, with the exception of one Form 4 filed late by Nadir Ali on March 14, 2024 reporting one transaction dated December 19, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval, or Ratification of Transactions with Related Persons.

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described below, no transaction requiring disclosure under applicable federal securities laws occurred since fiscal year 2022 that was submitted to the Board for approval as a “related party” transaction.

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our Common Stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2022, through the date of this Proxy Statement, described below are certain transactions or series of transactions between us and certain related persons.

Consent Waiver and Release, and Letter Agreement with Nadir Ali

On June 14, 2024, the Company obtained a written consent (the “June 2024 Consent”) from the Required Holders (as defined below) of the Company’s Series 9 Preferred Stock, in connection with the Company’s “at the market” offering program pursuant to that certain Equity Distribution Agreement, dated as of July 22, 2022, by and between the Company and Maxim Group LLC, the Company’s sales agent, as amended from time to time (the “ATM”). Pursuant to the June 2024 Consent, the Required Holders approved a $47.4 million increase to the ATM (the “Maximum Amount”), provided that, among other things, the Company obtains the consent of the Required Holders for sales of our Common Stock under the ATM in excess of $6 million up to the Maximum Amount. “Required Holders” is defined in the Certificate of Designations of Preferences and Rights of Series 9 Preferred Stock (the “Certificate of Designations”) as the holders of at least a majority of the outstanding Series 9 Preferred Stock; provided that, pursuant to that certain securities purchase agreement dated as of March 12, 2024 (the “SPA”), by and between the Company and 3AM Investments LLC (an entity controlled by Nadir Ali, the Company’s former Chief Executive Officer and a former director of the Company) (“3AM”), 3AM will be deemed a “Required Holder” as defined in the Certificate of Designations as long as 3AM holds any shares of Series 9 Preferred Stock. The terms of the SPA are more fully described below.

On November 17, 2024, the Company entered into a Consent Waiver and Release Agreement (the “Consent Agreement”) with 3AM and Streeterville Capital, LLC (“Streeterville”, and together with 3AM, the “Series 9 Holders”), each as a Required Holder, pursuant to which the Series 9 Holders authorized the Company to raise up to an additional $5,000,000 under the ATM (the “ATM Increase”) in consideration for the Company’s agreement to pay 20% of the proceeds it receives from sales under the ATM in connection with the ATM Increase (the “Redemption Proceeds”) to the Series 9 Holders to redeem a portion of their Series 9 Preferred Stock, to be distributed as follows: (i) 75% of the Redemption Proceeds to Streeterville (15% of all proceeds received from sales under the ATM), and (ii) 25% of the Redemption Proceeds to 3AM (5% of all proceeds received from sales under the ATM). Distribution payments will be made by wire transfer of immediately available funds every Monday for the prior week’s Redemption Proceeds and will be used to partially redeem the Series 9 Preferred Stock.

Additionally, pursuant to the Consent Agreement, each of Streeterville and 3AM agreed to waive any past breach of or failure to perform any of the Company’s covenants, obligations, conditions or agreements contained in (i) the Certificate of Designations, (ii) the June 2024 Consent, (iii) in the case of 3AM, the SPA and (iv) in the case of Streeterville, the Secured Promissory Note dated as of May 1, 2024 and the Secured Promissory Note dated as of May 24, 2024 issued by the Company to Streeterville (such notes, together, the “Secured Notes”). Each of Streeterville and 3AM also agreed that none of such breaches or failures of perform shall constitute an Event of Default (as defined in the Certificate of Designations or the Secured Notes, as applicable) under the Certificate of Designations or, in the case of Streeterville, the Secured Notes. The Consent Agreement provides that failure to timely the remit the Redemption Proceeds as set forth in the Consent Agreement will be considered an Event of Default under the Certificate of Designations, and the Series 9 Holders’ consent to the ATM Increase will be immediately and automatically withdrawn in the event the Company fails to make payment pursuant to the Consent Agreement and such payment failure is not cured within one business day. The Consent Agreement may only be terminated or modified with the written consent of the Series 9 Holders and the Company.

As further inducement for 3AM to approve the ATM Increase, pursuant to the Consent Agreement, on November 17, 2024, the Company entered into a Letter Agreement (the “Letter Agreement”) with Nadir Ali, on behalf of himself and on behalf of 3AM, Grafiti Group LLC (“Buyer”) and Grafiti LLC (“Grafiti”). Pursuant to the Letter Agreement, the Company agreed to amend that certain Equity Purchase Agreement, dated as of February 16, 2024 (the “Equity Purchase Agreement”), by and among the Company, Grafiti and Buyer, to remove the inclusion of any Net Income After Taxes in the Purchase Price (as such terms are defined in the Equity Purchase Agreement) effective immediately upon execution of the Letter Agreement, and thereby waive future payments to the Company of any Net Income After Taxes under the Equity Purchase Agreement. As previously described in a Current Report on Form 8-K filed by the Company on February 23, 2024, the Company entered into the Equity Purchase Agreement to divest the businesses held by Grafiti, then a wholly-owned subsidiary of the Company, by transferring 100% of the equity interest in Grafiti to Buyer. Nadir Ali is the Managing Member of Buyer, which is the managing Member of Grafiti.

Additionally, pursuant to the Letter Agreement, the Company agreed to (i) pay an amount equal to $426,006.00 representing amounts that remain outstanding and payable to Mr. Nadir Ali in accordance with the terms of that certain Amended and Restated Employment Agreement, dated as of May 15, 2018, as further amended on March 22, 2024, by and between XTI and Nadir Ali (the “Employment Agreement”), with payment to be made in full no later than November 19, 2024 (the “Severance Payment”) and (ii) pay an amount equal to $60,000 representing the total monthly cash service fee currently outstanding and payable pursuant to that certain Consulting Agreement dated March 12, 2024, by and between XTI and Nadir Ali (the “Ali Consulting Agreement”), no later than November 19, 2024 (the “Consulting Payment”). The Company paid Mr. Ali the Severance Payment and the Consulting Payment in full on November 18, 2024.

Furthermore, the Letter Agreement provides that in the event that the Company breaches the terms and conditions of the Letter Agreement or fails to satisfy the conditions and obligations described therein, the Consent Agreement as provided by 3AM shall be deemed to be void ab initio.

Pursuant to the Letter Agreement, Nadir Ali and 3AM agreed to waive any past breach of or failure to perform any of the Company’s covenants, obligations, conditions or agreements contained in the Employment Agreement and the Consulting Agreement relating to the Severance Payment and the Consulting Payment as applicable.

Payments of Redemption Proceeds Pursuant to the Consent Agreement

Pursuant to the Consent Agreement, on November 18, 2024, the Company delivered an aggregate of $259,878.06 to Streeterville and $86,626.02 to 3AM, via wire transfer of immediately available funds, which amounts represent the Redemption Proceeds payable to Streeterville and 3AM, respectively, in connection with amounts raised from sales under the ATM during the period from November 7, 2024 through November 15, 2024. Such payments were made for 247.5 shares of the Company’s Series 9 Preferred Stock held by Streeterville and 82.5 shares of the Company’s Series 9 Preferred Stock held by 3AM. The Company entered into acknowledgment agreements with each of Streeterville and 3AM to record such payments.

Securities Purchase Agreement with 3AM

On March 12, 2024, the Company entered into the SPA with 3AM, an entity controlled by Nadir Ali, the Company’s former Chief Executive Officer and a former director of the Company. Pursuant to the SPA, 3AM purchased 1,500 shares of Series 9 Preferred Stock for a total purchase price of $1,500,000, based on a purchase price of $1,000 per share of Series 9 Preferred Stock. The Company agreed that 3AM will be deemed a “Required Holder” as defined in the Certificate of Designations of Preferences and Rights of Series 9 Preferred Stock as long as 3AM holds any shares of Series 9 Preferred Stock.

The SPA sets forth certain restrictions on the Company’s use of the proceeds from the sale of the Series 9 Preferred Stock pursuant thereto, including that the proceeds must be used in connection with the redemption of the Series 9 Preferred Stock pursuant to the Certificate of Designation or working capital purposes, and may not, without the consent of the required holders of Series 9 Preferred Stock, be used for, among other things, (i) the redemption of any XTI Aerospace common stock or common stock equivalents, (ii) the settlement of any outstanding litigation, or (iii) for the repayment of debt for borrowed money to any officer or director, or XTI Merger-transaction related bonuses to any employee or vendor except for such non-merger transaction related bonuses as may be payable to participants pursuant to the Company’s existing employee bonus plan.

Consulting Agreement with Nadir Ali

On March 12, 2024, the Company entered into the Ali Consulting Agreement with Nadir Ali, the Company’s former Chief Executive Officer. Pursuant to the Ali Consulting Agreement, following the closing of the XTI Merger, Mr. Ali will provide consulting services to the Company for 15 months or until earlier termination in accordance with its terms (the “Ali Consulting Period”). During the Ali Consulting Period, the Company will pay him a monthly fee of $20,000. If the Company terminated the Ali Consulting Agreement during the first six months of the Ali Consulting Period without Company Good Reason (as defined in the Ali Consulting Agreement), the Company would have been required to pay all consulting fees due for such six-month period. If Mr. Ali terminates the Ali Consulting Agreement during the Ali Consulting Period for Consultant Good Reason (as defined in the Ali Consulting Agreement), the Company will be required to pay all consulting fees that would be due for the remainder of the Ali Consulting Period, including the Equity Payment described below.

In addition, the Company shall pay Mr. Ali (a) the amount of $1,500,000 due three months following the closing of the XTI Merger, and (b) the aggregate amount of $4,500,000, payable in 12 equal monthly installments of $375,000 each, starting four months after the closing of the XTI Merger (the payments described in (a) and (b), each an “Equity Payment”). Each Equity Payment may be made, in Company’s discretion, in (i) cash, (ii) fully vested shares of Common Stock under the Company’s equity incentive plan and registered on a registration statement on Form S-8 or another appropriate form (“Registered Shares”), or a combination of cash and Registered Shares. Mr. Ali must continue to provide consulting services to the Company on the date of payment of an Equity Payment to receive the Equity Payment, unless the Company terminates the Ali Consulting Agreement without Company Good Reason or Mr. Ali terminates the Ali Consulting Agreement for Consultant Good Reason, in which case the Equity Payments would become due and payable in full. To the extent all or a portion of an Equity Payment is made in shares, such shares will be valued based on the closing price per share on the date on which the Equity Payment is made.

Subject to compliance with Section 15(b)(13) of the Exchange Act, if Mr. Ali provides services involving the identification of prospective merger or acquisition targets for the Company or its affiliates, it is intended that he be eligible for a bonus upon the successful delivery of services. The specifics of the bonus will be negotiated and mutually agreed upon by the Company and Mr. Ali.

Stock Issuances to Nadir Ali

On June 13, 2024, July 5, 2024 and November 19, 2024, the Company entered into a Restricted Stock Award Agreement with Nadir Ali (the “June 2024 RSA Agreement,” the “July 2024 RSA Agreement” and the “November 2024 RSA Agreement,” respectively), a consultant to the Company and the Company’s former Chief Executive Officer and a former director of the Company. Pursuant to each agreement, the Company issued Mr. Ali fully vested shares of Common Stock (the “Shares”) under the 2018 Plan, which Shares were registered pursuant to a registration statement on Form S-8.

Pursuant to the June 2024 RSA Agreement, the Company issued 2,680,459 Shares to Mr. Ali at a price per share of $0.4444 in partial satisfaction of the $1,500,000 Equity Payment owed to Mr. Ali on June 12, 2024 under the Ali Consulting Agreement.

Pursuant to the July 2024 RSA Agreement, the Company issued 2,774,883 Shares to Mr. Ali at a price per share of $0.40. Approximately $308,804 of the Shares were issued to Mr. Ali in satisfaction of the remaining amount of the $1,500,000 Equity Payment owed to Mr. Ali on June 12, 2024 under the Ali Consulting Agreement. Approximately $801,149 of the Shares were issued to Mr. Ali in partial satisfaction of amounts owed to Mr. Ali under the Strategic Transaction Bonus Plan.

Pursuant to the November 2024 RSA Agreement, the Company issued an aggregate of 21,627,674 Shares to Mr. Ali at a price per share of $0.05. Approximately $858,932 of the Shares were issued to Mr. Ali in partial satisfaction of five monthly payments of $375,000 each from July 12, 2024 to November 12, 2024 (in the aggregate amount of $1,875,000) owed to Mr. Ali under the Ali Consulting Agreement. Approximately $222,451 of the Shares were issued to Mr. Ali in partial satisfaction of amounts owed to Mr. Ali under the Strategic Transaction Bonus Plan.

Consulting Agreement with Wendy Loundermon

On March 12, 2024, the Company also entered into a Consulting Agreement with Wendy Loundermon (the “Loundermon Consulting Agreement”), the Company’s former Chief Financial Officer. Pursuant to the Loundermon Consulting Agreement, following the closing of the XTI Merger, Ms. Loundermon will provide consulting services to the Company for one year or until earlier termination in accordance with its terms (the “Loundermon Consulting Period”). As compensation for Ms. Loundermon’s consulting services, the Company agreed to pay her (i) $83,333 per month for the first six months of the Loundermon Consulting Period for services she performs on an as-needed basis during the Loundermon Consulting Period regarding the transition of the management of the Company’s financial reporting function to ensure continuity of business operations (with such advisory fees payable, subject to certain conditions, pursuant to the payment schedule set forth in the Loundermon Consulting Agreement), and (ii) $300 per hour for services performed on an as needed basis regarding the preparation and filing of the Company’s public company financial reporting and compliance matters including accounting, payroll, audit and tax compliance functions. If, during the first six months of the Loundermon Consulting Period, the Company terminated the Consulting Agreement without Company Good Reason (as defined in the Loundermon Consulting Agreement) or Ms. Loundermon terminated the Loundermon Consulting Agreement for Consultant Good Reason (as defined in the Consulting Agreement), the Company would have been required to pay all advisory fees that would be due for such six month period.

Solutions Divestiture

Grafiti Group Equity Purchase Agreement

On February 21, 2024, Inpixon completed the disposition of the remaining portion of the Shoom, SAVES, and GYG business lines and assets (the “Grafiti Group Divestiture”) in accordance with the terms and conditions of an Equity Purchase Agreement, dated February 16, 2024, by and among Inpixon (“Seller”), Grafiti LLC, and Grafiti Group LLC (an entity controlled by Nadir Ali, who was then the Company’s CEO and a director) (“Buyer”). Pursuant to the terms of the Equity Purchase Agreement, Buyer acquired from 100% of the equity interest in Grafiti LLC, including the assets and liabilities primarily relating to Inpixon’s SAVES, Shoom and Game Your Game business, including 100% of the equity interests of Inpixon India, Grafiti GmbH (previously Inpixon GmbH) and Game Your Game, Inc. from the Company for a minimum purchase price of $1.0 million paid in two annual cash installments of $0.5 million due within 60 days after December 31, 2024 and 2025. As described above, the Letter Agreement, dated as of November 17, 2024, amended the Equity Purchase Agreement to remove the inclusion of net income after taxes from the purchase price. As so amended, the purchase price and annual cash installment payments will be (i) decreased for the amount of transaction expenses assumed; and (ii) increased or decreased by the amount working capital of Grafiti LLC on the closing balance sheet is greater or less than $1.0 million.

Transition Services Agreement

On February 21, 2024, in connection with the closing of the Grafiti Group Divestiture, Grafiti LLC and Inpixon entered into a Transition Services Agreement (the “Grafiti Transition Services Agreement”) with respect to services to be provided for a period of one year following closing. Pursuant to the Grafiti Transition Services Agreement, the Company will provide contracted IT and accounting services to Grafiti LLC and Grafiti LLC will provide certain accounting and payroll services, in each case on an hourly as needed basis to ensure the orderly transition of the business.

Sublease Arrangement

The Company and Grafiti LLC have also arranged for the Company to sublease office space in Palo Alto, CA from Grafiti LLC at a cost of 50% of monthly rent and operating expenses as of February 1, 2024. The cost is estimated at approximately $2,900 per month.

Subscription of Units of, and Loan to, Cardinal Venture Holdings

On September 30, 2020, we entered into a Subscription Agreement (the “Subscription Agreement”) with CVH, pursuant to which we agreed to (i) contribute up to $1,800,000 (the “Contribution”) to CVH and (ii) purchase up to 599,999 Class A Units of CVH (the “Class A Units”) and up to 1,800,000 Class B Units of CVH (the “Class B Units,” and, together with the Class A Units, the “Units”). The aggregate purchase price of $1,800,000 for the Units is deemed to be satisfied in part through the Contribution. CVH owns certain interests in KINS Capital, LLC, a Delaware limited liability company, the sponsor entity (the “Sponsor”) to KINS with which the Company entered into the CXApp Merger. The Contribution was used by CVH to fund the Sponsor’s purchase of securities in the CXApp Merger.

Concurrently with our entry into the Subscription Agreement, we entered into the Amended and Restated Limited Liability Company Agreement of CVH (the “LLC Agreement”), dated as of September 30, 2020. Under the terms of the LLC Agreement, in the event the Managing Member can no longer manage CVH’s affairs due to his death, disability or incapacity, 3AM will serve as CVH’s replacement Managing Member. Except as may be required by law, we, as a non-managing member under the LLC Agreement, do not have any voting rights and generally cannot take part in the management or control of CVH’s business and affairs.

On December 16, 2020, the Company entered into a second subscription agreement with CVH, pursuant to which the Company agreed to (i) contribute $700,000 (the “Additional Contribution”) to CVH and (ii) purchase 700,000 Class B Units. The aggregate purchase price of $700,000 for the Class B Units is deemed to be satisfied through the Additional Contribution. Following the closing of the Additional Contribution, the Company owned an aggregate of 599,999 Class A Units and 2,500,000 Class B Units.

Additionally, on July 1, 2022, we loaned $150,000 to CVH. The loan did not bear interest and was due and payable in full on the earlier of (i) the date by which KINS has to complete a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”), and (ii) immediately prior to the date of consummation of the business combination of KINS, unless accelerated upon the occurrence of an event of default. As a result of the closing of the CXApp Merger, the loan was repaid on March 15, 2023.

On February 27, 2023, the Company entered into Limited Liability Company Unit Transfer and Joinder Agreements with certain of the Company’s employees and directors (the “Transferees”), pursuant to which (i) the Company transferred all of its Class A Units of CVH (the “Class A Units”), an aggregate of 599,999 Class A Units, to the Transferees as bonus consideration in connection with each Transferee’s services performed for and on behalf of the Company as an employee, as applicable, and (ii) each Transferee became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020.

Nadir Ali, the Company’s former Chief Executive Officer and a former director, beneficially owned membership interests in CVH through 3AM LLC, a Delaware limited liability company and a founding member of CVH (“3AM”). 3AM was entitled to manage the affairs of CVH in certain circumstances. CVH was dissolved as of December 31, 2023.

Consulting Agreement with 3AM

Effective as of the closing of the Completed Transaction, Design Reactor, Inc. (renamed CXApp US, Inc.), a California corporation and our former subsidiary, entered into a consulting agreement with 3AM, pursuant to which Mr. Ali provided advisory services to such former subsidiary following the closing in exchange for $180,000 in consulting fees.

October 2023 Note

Legacy XTI entered into an amended convertible note agreement with Mr. Brody, its founder, Chairman and majority shareholder, in 2021 that consolidated a number of his outstanding notes (the “2021 Note”). On October 1, 2023, the existing 2021 Note was replaced by a new convertible note with a principal balance of $1,079,044 (2021 Note principal of $1,007,323 plus accrued interest of $71,721) (the “October 2023 Note”) which had a maturity date defined as the earlier of (i) a closing of a merger with a company whose shares are traded on a public stock exchange, or (ii) January 31, 2024. The October 2023 Note accrued interest at a rate of 4% compounded annually, provided that on and after the maturity date interest the note shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum. The October 2023 Note provided that at any time prior to the maturity date, Mr. Brody may convert all or a portion of the outstanding note balance into shares of Legacy XTI at a conversion price equal to $1.00.

On March 11, 2024, Legacy XTI and Mr. Brody entered into Amendment No. 1 to the October 2023 Note pursuant to which Mr. Brody converted $922,957 principal amount of the October 2023 Note and accrued and unpaid interest thereon, into shares of Legacy XTI common stock at a rate of $0.309 in principal amount per share, and Legacy XTI agreed to pay Mr. Brody the remaining $175,000 in principal amount at the time of closing of the XTI Merger. The shares issued as consideration under such amendment converted into 266,272 shares of our Common Stock in accordance with the exchange ratio pursuant to the XTI Merger Agreement and the Company assumed the $175,000 repayment obligation. On March 27, 2024, the Company and Mr. Brody entered into Amendment No. 2 to the October 2023 Note which extended the maturity date for the $175,000 payment to April 1, 2024. This repayment obligation was paid in full on April 1, 2024.

January 2023 Note

In connection with the XTI Merger, the Company assumed a Promissory Note issued by Legacy XTI to Mr. Brody on January 5, 2023 (the “January 2023 Note”), with an outstanding principal balance of $125,000 along with an interest balance of $10,058 calculated as of April 30, 2024. On March 27, 2024, Mr. Brody and the Company entered into an amendment to the January 2023 Note which extended the Maturity Date to April 30, 2024. The outstanding principal and accrued interest balances were repaid in full during the second quarter of 2024.

Consulting Agreement with David Brody

Mr. Brody provided legal and strategic consulting services to Legacy XTI under a consulting agreement. During the years ended December 31, 2023 and 2022, Legacy XTI paid Mr. Brody compensation of $60,000 and $100,000, respectively. During the three months ended March 31, 2024, the Company paid Mr. Brody compensation of $20,000. Pursuant to an amendment to the consulting agreement, an outstanding payable amount of $320,000 was waived by Mr. Brody, and the consulting agreement terminated in connection with the closing of the XTI Merger.

Letter Agreement and Letter of Intent with AVX Aircraft Company

On August 27, 2024, the Company entered into an amended and restated letter agreement (the “AVX Letter Agreement”), with AVX Aircraft Company (“AVX”), which amends and restates the original letter agreement, dated as of March 25, 2024, by and between the Company and AVX, as subsequently amended. Pursuant to the AVX Letter Agreement, AVX provides consulting and advisory services to the Company relating to the development and design of the TriFan 600 aircraft for which the Company agreed to pay AVX the costs incurred by AVX (with a target cost of approximately $960,000) plus a fixed fee of 12% of such costs (approximately $115,000) for a total payment of up to approximately $1.1 million. The Company pays AVX for its actual costs plus the 12% fixed fee on a monthly basis. The Company’s Chairman and CEO, Scott Pomeroy, and board member, David Brody, also sit on the five-member board of AVX. As of the date of this Proxy Statement, Mr. Brody and his spouse together own approximately 26% of the issued and outstanding shares of AVX. As a result of a legal financial separation between Mr. Brody and his spouse, Mr. Brody holds approximately 7% of the voting power of the outstanding securities of AVX and Mr. Brody’s spouse holds approximately 19% of the voting power of the outstanding securities of AVX. As of the date of this Proxy Statement, Mr. Pomeroy owns restricted stock units of AVX which amount to less than 5% of the outstanding shares of AVX on a fully diluted basis. During the three and nine months ended September 30, 2024, the Company paid AVX $0.8 million and $0.9 million in consulting fees, respectively, which included advance deposits for future services. As of September 30, 2024, the deposit balance for future services was approximately $0.5 million. As of the date of this Proxy Statement, neither Mr. Brody nor Mr. Pomeroy has received, and neither is entitled to receive, any compensation or other consideration from AVX, in connection with services provided by AVX to the Company or otherwise.

On May 31, 2024, Legacy XTI entered into a non-binding letter of intent with AVX that sets forth the preliminary terms and conditions of a potential definitive agreement between Legacy XTI and AVX pursuant to which AVX would provide engineering services to support the continued development of the TriFan 600. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement.

Consulting Agreement with Scott Pomeroy

Mr. Pomeroy entered into a consulting agreement dated July 1, 2022, as amended effective January 1, 2023, that provided for his engagement as Legacy XTI’s Chief Financial Officer. The agreement provided that Mr. Pomeroy receive a monthly compensation of $17,500. During the year ended December 31, 2023 and 2022, the Company paid Mr. Pomeroy compensation of $152,250 and $63,000, respectively. Pursuant to the consulting agreement and in connection with the closing of the XTI Merger in March 2024, Mr. Pomeroy received 4,000,000 shares of Legacy XTI common stock valued at $1.9 million as transaction-related compensation. Effective upon closing time of the XTI Merger, Mr. Pomeroy was appointed as XTI Aerospace’s Chief Executive Officer.

Consulting Agreements with Charlie Johnson

During the years ended December 31, 2023 and 2022, Legacy XTI paid its Chief Operating Advisor consultant, Charlie Johnson, who was then a board member of Legacy XTI until the closing of the XTI Merger, compensation of $60,000 and $30,000, respectively. As of December 31, 2023 and December 31, 2022, Legacy XTI owed Mr. Johnson accrued compensation of $120,000 and $60,000, respectively. Pursuant to an amendment to the consulting agreement in 2024, the Company paid $60,000 to Mr. Johnson in March 2024 and the remaining accrued compensation balance of $60,000 was waived. The consulting agreement was terminated in connection with the closing of the XTI Merger. Effective June 17, 2024, the Company and Mr. Johnson entered into a new consulting arrangement that compensates Mr. Johnson $10,000 per month in combination of both cash and equity. The new consulting arrangement initially has a term through December 31, 2024 at which time it becomes month-to-month unless either party terminates the agreement upon 30 days written notice.

Proposal ONE:
The Director Election Proposal

Nominees for Election

Our business affairs are managed under the direction of our Board, which is currently composed of five members, divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Three of our directors are independent according to the independent director requirements of Nasdaq. Our Class I directors, whose term will expire at the Annual Meeting, are Soumya Das and Scott Pomeroy. These directors are nominated for election to our Board to continue serving as Class I directors, and we have been informed that each of Messrs. Das and Pomeroy are willing to continue serving as a director of our Company. Our Class II director, whose term will expire at the annual meeting of our stockholders in 2025, is Kareem Irfan. Our Class III directors, whose term will expire at the annual meeting of our stockholders in 2026, are Tensie Axton and David Brody.

At the Annual Meeting, stockholders will be asked to elect the following two directors to serve as Class I directors until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified:

●	Soumya Das

●	Scott Pomeroy

If a quorum is present at the Annual Meeting, then nominees will be elected by a majority of the votes cast by the holders of shares present virtually or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Unless otherwise provided by law, any vacancy on the Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A vacancy in the Board created by the removal of a director, and not otherwise filled by the remaining directors, may be filled by the vote of a plurality of the votes cast at the annual meeting of the stockholders or at a duly called special meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Executive Officers, Directors, and Corporate Governance.”

Vote Required

The nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock entitled to vote at the Annual Meeting present virtually or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST, or ABSTAIN separately for each nominee. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may not vote your shares at its discretion. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE***

PROPOSAL TWO:
The Auditor Ratification Proposal

The Audit Committee of the Board has appointed Marcum LLP. (“Marcum”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. Marcum has served as our independent registered public accounting firm since 2012.

Stockholder ratification of the selection of Marcum as our independent registered public accounting firm is not required by our Bylaws or the Nevada Revised Statutes (“NRS”). The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Marcum as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2024. In making its recommendation to the Board that stockholders ratify the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the Audit Committee considered whether Marcum’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Marcum. Set forth below are approximate fees for services rendered by Marcum, our independent registered public accounting firm, for the fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees	$318,554	$289,410
Audit Related Fees	$688,220	$542,693
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit Fees. The “Audit Fees” are the aggregate fees of Marcum attributable to professional services rendered in 2023 and 2022 for the audit of our annual financial statements, for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Marcum in connection with statutory and regulatory filings or engagements for that fiscal year. These fees include fees billed for professional services rendered by Marcum for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Marcum billed us for professional services that were reasonably related to the performance of the audit or review of financial statements in 2023 and 2022, which are not included under Audit Fees above including the filing of our registration statements. This amount also includes audit fees related to acquisitions.

Tax Fees. Marcum did not perform any tax advice or planning services in 2023 or 2022.

All Other Fees. Marcum did not perform any services for us or charge any fees other than the services described above in 2023 and 2022.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2023.

Marcum Representatives at Annual Meeting

We expect that representatives of Marcum will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required

The affirmative vote of the holders of shares of Common Stock entitled to vote at the Annual Meeting representing a majority of the votes cast on such matter will be required for the ratification of the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will have no effect on the outcome of the vote on this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus, broker non-votes are not expected to result from the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF Marcum***

Report of the Audit Committee

The Audit Committee of the Board has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301; and

●	received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Marcum LLP. matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Marcum LLP. for the fiscal year ended December 31, 2023 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

/s/ Tensie Axton
Tensie Axton

/s/ David Brody
David Brody

/s/ Kareem Irfan
Kareem Irfan

PROPOSAL THREE:
THE AUTHORIZED SHARE INCREASE PROPOSAL

Background

Our Board has determined that it is advisable and in our and our stockholders’ best interests to increase the number of authorized shares of Common Stock to up to 1,000,000,000 shares, with such number to be determined at the Board’s discretion (the “Authorized Share Increase”) from the 500,000,000 shares currently authorized, or such other number as may be authorized at the time of the Authorized Share Increase. Accordingly, stockholders are asked to approve an amendment to our Articles of Incorporation to effectuate such increase.

The Board strongly believes that the increase in the number of authorized shares of Common Stock is necessary to provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. Accordingly, the Board has unanimously approved a resolution proposing such amendment to our Articles of Incorporation and directed that it be submitted for approval at the Annual Meeting.

The text of the form of the proposed Certificate of Amendment to our Articles of Incorporation to effect the Authorized Share Increase, which assumes the approval of this proposal, is attached hereto as Annex A.

The number of authorized shares of Common Stock following the amendment of our Articles of Incorporation as a result of the approval of this Proposal Three will not be reduced by the Reverse Split.

Of the 500,000,000 shares of Common Stock currently authorized, 216,493,235 shares of Common Stock were outstanding as of the Record Date, in addition to the following:

●	659,356 shares of Common Stock issuable upon the exercise of outstanding stock options under the Legacy XTI 2017 Employee and Consultant Stock Ownership Plan, having a weighted average exercise price of $17.56 per share;

●	12,203,825 shares of Common Stock issuable upon the exercise of outstanding stock options under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $0.98 per share;

●	30,861,338 shares of Common Stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of Common Stock that may become available under our 2018 Employee Stock Incentive Plan;

●	38,462 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $585.00 per share;

●	12,227 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $16.81 per share;

●	10,799 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $11.21 per share;

●	7,764 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $5.29 per share;

●	209,684 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $0.12 per share;

●	1 share of Common Stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $1,674,000 per share; and

●	1 share of Common Stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $1,123,875 per share.

Reasons for the Proposed Increase in Number of Authorized Shares of Common Stock

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. The increase in authorized shares of Common Stock will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include, but are not limited to: raising capital, establishing strategic relationships or pursuing strategic transactions with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors. Approval of this proposal would enable us to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special stockholders’ meeting to approve a contemplated stock issuance. Our management and Board believe it is in the best interests of the Company and our stockholders to have the flexibility provided by an increase in the number of shares of authorized Common Stock.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

If stockholders approve this Proposal Three, the additional authorized shares of Common Stock will have rights identical to the currently outstanding shares of our Common Stock. The proposed amendment will not affect the par value of the Common Stock, which will remain at $0.001 per share. Approval of this Proposal Three and issuance of the additional authorized shares of Common Stock would not affect the rights of the holders of currently outstanding shares of our Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of any earnings per share and voting rights of current holders of Common Stock. If the number of authorized shares of Common Stock at the time of the Authorized Share Increase is less than the 500,000,000 shares currently authorized, any dilutive effects will be increased accordingly.

The additional authorized shares of Common Stock, by the approval of this Proposal Three, could be issued by our Board without further vote of our stockholders except as may be required in particular cases by our Articles of Incorporation, the NRS or other applicable law, regulatory agencies or Nasdaq Listing Rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of Common Stock, or securities that are convertible into Common Stock, in order to maintain their proportionate ownership interests in the Company.

The proposed amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock could, under certain circumstances, have an anti-takeover effect. The additional shares of Common Stock that would become available for issuance, if this Proposal Three is approved, could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities not approved by the Board, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this Proposal Three could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

This proposal will be effective upon its approval by our stockholders at the Annual Meeting and is not conditioned upon the approval by our stockholders of any other proposal. As each proposal will be presented to our stockholders at the Annual Meeting in the order presented herein, if this proposal is approved by our stockholders, it will become effective.

No Rights of Dissent or Appraisal

Under the NRS, stockholders are not entitled to rights of dissent or appraisal with respect to the proposed amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock pursuant to this Proposal Three, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for approval of this proposal. Accordingly, abstentions will have the same legal effect as a vote “AGAINST” this proposal. Brokers generally have discretionary authority to vote on the amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock, thus, broker non-votes are not expected to result from the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK TO UP TO 1,000,000,000 SHARES, WITH SUCH
NUMBER TO BE DETERMINED AT THE BOARD’S DISCRETION***

PROPOSAL FOUR:
THE REVERSE SPLIT PROPOSAL

Background

Our Board has unanimously adopted resolutions approving a proposal to amend our Articles of Incorporation to effect a reverse split of all our outstanding shares of Common Stock, at a ratio between 1-for-2 and 1-for-250, to be determined at the discretion of the Board (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Board’s discretion to abandon such amendment. If this proposal is approved, the Board may decide not to effect the Reverse Split if it determines that it is not in the best interests of the Company to do so. The Board does not currently intend to seek re-approval of the Reverse Split for any delay in implementing the Reverse Split unless twelve months has passed from the date of the Annual Meeting (the “Authorized Period”). If the Board determines to implement the Reverse Split, it will become effective upon filing a Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada or at such later date specified therein.

The text of the proposed Certificate of Amendment to our Articles of Incorporation to effect the Reverse Split is included as Annex B to this Proxy Statement.

We are seeking stockholder approval of the Reverse Split because we do not intend to correspondingly decrease the number of our authorized shares of Common Stock. However, under Nevada law, the Board would be permitted to effect a reverse stock split without stockholder approval if the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock were correspondingly decreased.

Purpose of the Reverse Split

The primary purpose of the Reverse Split, if implemented, would be to potentially increase the market price of our Common Stock so that we can meet the minimum bid price rule requirements of Nasdaq.

On July 9, 2024, we received a deficiency letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based on our closing bid price for the last 30 consecutive business days, we did not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given a period of 180 calendar days, or until January 6, 2025, to regain compliance with the minimum closing bid price requirement for continued listing. On November 7, 2024, we received another letter (the “Low Price Deficiency Letter”) from Nasdaq indicating that the bid price for our Common Stock had closed below $0.10 per share for the 10-consecutive trading day period ended November 6, 2024 and, accordingly, we are subject to the provisions contemplated under Nasdaq Listing Rule 5810(c)(3)(A)(iii) (the “Low Priced Stock Rule”). As a result, Nasdaq determined to delist our Common Stock from the Nasdaq Capital Market (the “Delisting Determination”). In accordance with the Low Price Deficiency Letter, on November 14, 2024, we timely requested a hearing before a Hearings Panel (the “Panel”) to appeal the Delisting Determination, and a hearing has been scheduled for January 9, 2025. We will timely submit a plan to the Panel to regain compliance with the Nasdaq Listing Rules, including our commitment to effect a reverse stock split, if necessary, assuming that our stockholders approve Proposal Four (the Reverse Split Proposal) at the Annual Meeting. While the appeal process is pending, the suspension of trading of our Common Stock would be stayed and our Common Stock would continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. There can be no assurance that the Panel will grant us any compliance period or that we will ultimately regain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market. While we continue to seek alternative options, the Reverse Split is being proposed in order to possibly increase the market price of our Common Stock to satisfy the $1.00 minimum closing bid price required to try to avoid the delisting of our Common Stock from Nasdaq, if necessary. In addition, a higher stock price, if the price does increase, may, among other things, increase the attractiveness of our Common Stock to the investment community.

As of November 19, 2024, the last reported closing price of our Common Stock was $0.05. A delisting of our Common Stock may materially and adversely affect a holder’s ability to dispose of, or to obtain accurate quotations as to the market value, of, our Common Stock. In addition, any delisting may cause our Common Stock to be subject to “penny stock” regulations promulgated by the SEC. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of Common Stock. If our Common Stock becomes subject to these regulations, the market price of our Common Stock and the liquidity thereof could be materially and adversely affected. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that our minimum bid price would remain above the minimum bid price requirement of Nasdaq, or that this theoretical increase would indeed occur. Accordingly, we believe that approval of the amendment to our Articles of Incorporation to effect the Reverse Split in the Board’s discretion is in the Company’s and our stockholders’ best interests.

In addition to increasing the market price of our Common Stock so that we can meet the continued listing minimum bid price rule requirements of Nasdaq, we believe that the Reverse Split could enhance the appeal of our Common Stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the Company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage interest and trading in our Common Stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for the Common Stock than that which currently exists.

Reducing the number of outstanding shares of our Common Stock through the Reverse Split is intended, absent other factors, to theoretically increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before such Reverse Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

We cannot be sure that our share price will comply with the requirements for continued listing of our Common Stock on Nasdaq in the future or that we will comply with the other continued listing requirements. If our Common Stock loses its status on Nasdaq, we believe that our Common Stock would likely be eligible to be quoted on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered to be less efficient than, and not as broad as, Nasdaq. Selling our Common Stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event that our Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage them from effecting transactions in our Common Stock, further limiting the liquidity of our Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock.

A delisting from Nasdaq and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions. There are risks associated with the Reverse Split, including that the Reverse Split may not result in a sustained increase in the per share price of our Common Stock.

We cannot predict whether the Reverse Split will increase the market price for our Common Stock on a sustained basis, if at all. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of our Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Split, if it increases at all;

●	the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that we will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

Board Discretion to Implement the Reverse Split

If this proposal is approved by the Company’s stockholders, the Board will have the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split during the Authorized Period at a ratio set forth in the above range, as determined by the Board. The Board may, in its sole determination, choose to not effect the Reverse Split. The Board believes that granting this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock, and therefore better enables it to act in the best interests of the Company. In addition to the Reverse Split, the Board is also pursuing other alternatives that may enable the Company to meet with the requirements for continued listing of our shares of Common Stock on Nasdaq. In exercising its discretion, the Board may consider the following factors:

●	the historical trading price and trading volume of our Common Stock;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Split on the trading market for our Common Stock; and

●	the prevailing general market and economic conditions.

At the close of business on November 19, 2024, the Company had 216,493,235 shares of Common Stock issued and outstanding. Following the effectiveness of the Reverse Split, if implemented, at a 1-for-2 ratio, the Company would have approximately 108,246,618 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Common Stock after November 19, 2024) following the Reverse Split and at a 1-for-250 ratio, the Company would have approximately 865,973 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Common Stock after November 19, 2024) following the Reverse Split. The actual number of shares of Common Stock outstanding after giving effect to the Reverse Split will depend on the ratio that is ultimately selected by the Board, and the number of shares of Common Stock outstanding at the time the Reverse Split is effected. The Company does not expect the Reverse Split to have any economic effect on stockholders, warrant holders, debt holders or holders of options, except to the extent the Reverse Split results in fractional shares as discussed below.

Procedure for Effecting the Reverse Split

Subject to the stockholder approval, if the Board decides to implement the Reverse Split, the Board will effect the split at a ratio between 1-for-2 and 1-for-250, to be determined at the discretion of the Board. We will file a Certificate of Amendment to our Articles of Incorporation, substantially in the form attached to this Proxy Statement as Annex B, with the Secretary of State of the State of Nevada to effect the Reverse Split. The Reverse Split would become effective at such time as the Certificate of Amendment is filed with the Secretary of State of the State of Nevada or at such later time as is specified therein. No further action on the part of the Company’s stockholders would be required and all shares of our Common Stock that were issued and outstanding immediately prior thereto would automatically be converted into new shares of our Common Stock based on the Reverse Split exchange ratio. As soon as practicable after the effective date of the Reverse Split, stockholders of record on the record date for the implemented Reverse Split would receive a letter from our transfer agent asking them to return the outstanding certificates representing our pre-split shares, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of our Common Stock would be sent to each of our stockholders. We will bear the costs of the issuance of the new stock certificates.

Effects of the Reverse Split

If the Reverse Split is approved by the stockholders and implemented by the Board, the principal effect will be to proportionately decrease the number of outstanding shares of Common Stock based on the split ratio. Shares of our Common Stock are currently registered under Section 12(b) of the Exchange Act and the Company is thus subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of our Common Stock with the SEC or Nasdaq, where the Common Stock is traded. Following the Reverse Split, our Common Stock would continue to be listed on Nasdaq, assuming the Company’s compliance with the other continued listing standards of Nasdaq, although the shares will receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of shares of our Common Stock will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding Common Stock after the Reverse Split. The number of stockholders of record will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. If approved and implemented, the Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits to the Company of the Reverse Split.

The table, which does not take into account an increase in the authorized shares to up to 1,000,000,000 pursuant to Proposal Three or the Board’s authority to effect a reverse stock split without stockholder approval if the reduction in the number of issued and outstanding shares of Common Stock is coupled with a corresponding decrease in the number of authorized shares of Common Stock, below illustrates the number of shares of Common Stock authorized for issuance following the Reverse Split, the approximate number of shares of Common Stock that would remain outstanding following the Reverse Split, and the number of unreserved shares of Common Stock available for future issuance following the Reverse Split. The information in the following table is based on 216,493,235 shares of Common Stock issued and outstanding as of November 19, 2024 and 44,003,457 shares reserved for future issuance as of November 19, 2024.

Proposed Ratio	Number of Shares of Common Stock Authorized	Approximate Number of Shares of Common Stock Outstanding	Approximate Number of Shares of Common Stock Reserved for Issuance	Approximate Number of Unreserved Shares of Common Stock Available for Future Issuance
1-for-2(1)	500,000,000	108,246,618	22,001,729	369,751,653
1-for-50(1)	500,000,000	4,329,865	880,070	494,790,065
1-for-100(1)	500,000,000	2,164,933	440,035	497,395,032
1-for-200(1)	500,000,000	1,082,467	220,018	498,697,515
1-for-250(1)	500,000,000	865,973	176,014	498,958,013

(1)	All share numbers are rounded up to the nearest whole share but otherwise do not reflect the potential effect of rounding up for fractional shares that may result from the Reverse Split, which is subject to the Board’s discretion to instead pay cash in lieu of any fractional shares.

As reflected in the table above, the number of authorized shares of our Common Stock will not be reduced by the Reverse Split. Accordingly, the Reverse Split will have the effect of creating additional unissued and unreserved shares of our Common Stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our Common Stock that would be available as a result of the proposed Reverse Split. However, these additional shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable Nasdaq listing rules), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity incentives to our employees, officers, directors and consultants, (iii) entering into collaborations and other strategic relationships and (iv) expanding our business through the acquisition of other businesses or products.

Effect of the Reverse Split on the Company’s Amended and Restated 2011 Employee Stock Incentive Plan, the Company’s 2018 Employee Stock Incentive Plan, Warrants and Convertible or Exchangeable Securities

Based upon the split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Split as was the case immediately preceding such split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the ratio determined by the Board, subject to our treatment of fractional shares.

The number of shares available under the Company’s 2018 Employee Stock Incentive Plan will not be adjusted in connection with the Reverse Split. Accordingly, following the effective time of the Reverse Split, there will be an increase in the number of available shares of our Common Stock available for future awards.

Additional shares of Common Stock, if issued in connection with an equity award, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders.

Accounting Matters

The amendment to the Company’s Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.001 par value per share. As a result, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Effective Date

The Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the office of the Secretary of State of the State of Nevada or at such later date as is specified in such filing. On the effective date, shares of Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the ratio determined by the Board within the limits set forth in this proposal.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the implementation of the Reverse Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act and the implementation of the proposed Reverse Split will not cause the Company to go private.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Rather, either (i) fractional shares that would be created as a result of the Reverse Split will be rounded upward to the nearest whole share, or (ii) stockholders will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Common Stock as reported on the Nasdaq on the last trading day before the effective date of the Reverse Split (as adjusted to give effect to the Reverse Split), with such determination regarding the treatment of fractional shares to be made by the Board in its sole discretion prior to effecting the Reverse Split. The ownership of a fractional share will not give a stockholder any voting, dividend or other right except, to the extent the Board decides to pay cash in lieu of fractional shares, the right to receive the cash payment therefor. If a stockholder is entitled to a cash payment in lieu of any fractional share, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Split. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received such cash payment. To the extent the Board decides to round up fractional shares, share interests issued due to rounding will be given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and will not represent separately bargained for consideration.

Book-Entry Shares

If the Reverse Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical share certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split.

Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Certificated Shares

If the Reverse Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical share certificates) will receive a transmittal letter from the Company’s transfer agent promptly after the effectiveness of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-split shares for a statement of holding.

Beginning after the effectiveness of the Reverse Split, each certificate representing shares of our pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Possible Effects of Additional Issuances of Common Stock and History of Prior Reverse Splits

Following the effective time of the Reverse Split, there will be an increase in the number of authorized but unissued shares of our Common Stock. Under the NRS, the Board can issue additional shares of Common Stock without further vote of our stockholders except as may be required in particular cases by our Articles of Incorporation, the NRS or other applicable law, regulatory agencies or Nasdaq Listing Rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of Common Stock, or securities that are convertible into Common Stock, in order to maintain their proportionate ownership interests in the Company.

Additional shares of Common Stock, if issued, would have a dilutive effect upon the percentage of equity of the Company owned by our present stockholders. The issuance of such additional shares of Common Stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. In addition, the issuance of such additional shares of Common Stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders’ ability to influence the election of directors or any other action taken by the holders of Common Stock.

In the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares of Common Stock to frustrate persons seeking to take over or otherwise gain control of our Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or Articles of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company if such transactions were opposed by the Board. A result of the anti-takeover effect of the increase in the number of authorized shares of Common Stock could be that stockholders would be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our Common Stock, if the same was so offered by a party attempting a hostile takeover of our Company. The Company is not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this Proxy Statement.

The Company effected a 1-for-15 reverse stock split of the Company’s issued and outstanding shares of Common Stock on March 1, 2017, a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of Common Stock on February 6, 2018, a 1-for-40 reverse stock split of the Company’s issued and outstanding shares of Common Stock effected on November 2, 2018, a 1-for-45 reverse stock split of the Company’s issued and outstanding shares of Common Stock on January 7, 2020 and a 1-for-75 reverse stock split of the Company’s authorized and issued and outstanding shares of Common Stock effected on October 7, 2022. The Company effected these reverse stock splits for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). The Company effected a 1-for-100 reverse stock split of the Company’s issued and outstanding shares of Common Stock on March 12, 2024, in connection with the closing of the XTI Merger. The Company effected this reverse stock split for the purpose of complying with Nasdaq Listing Rule 5550(a)(2) and to satisfy the bid price requirements applicable for initial listing applications in connection with the XTI Merger.

Certain Material U.S. Federal Income Tax Consequences of a Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder who holds the shares as a capital asset. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder who may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities who elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of Common Stock in connection with employment or other performance of services; (10) dealers and other stockholders who do not own their shares of Common Stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

Tax Consequences to the Company — We believe that the Reverse Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Split. In addition, we do not expect the Reverse Split to affect our ability to utilize our net operating loss carryforwards.

Tax Consequences to Stockholders — Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split, except to the extent of any cash received in lieu of a fractional share of Common Stock (which fractional share will be treated as received and then exchanged for cash), to the extent the Board decides to pay cash in lieu of any fractional shares. Each stockholder’s aggregate tax basis in the Common Stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the Common Stock exchanged in the Reverse Split. In addition, each stockholder’s holding period for the Common Stock it receives in the Reverse Split should include the stockholder’s holding period for the Common Stock exchanged in the Reverse Split.

In general, a stockholder who receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of Common Stock (generally more than 1%) or who exercise some control over the affairs of the Company. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Right of Dissent or Appraisal

Under NRS 92A.300 to 92A.500, inclusive, under certain circumstances, stockholders of a Nevada corporation may be entitled to dissent and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including reverse stock splits of a class or series held without correspondingly decreasing the number of authorized shares of the same class or series if money will be paid or scrip will be issued to stockholders who in the aggregate hold one percent or more of the outstanding shares of the affected class or series, and would otherwise be entitled to receive a fraction of a share in the exchange of their outstanding shares.

However, there is no such right of dissent for holders of a class or series of stock that is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act. Our Common Stock is listed on the Nasdaq Capital Market, a national securities exchange, making it a “covered security” within the meaning of Section 18(b)(1)(A) of the Securities Act. Therefore, the holders of Common Stock will not have the right under the NRS to dissent from, or demand payment for their shares in connection with, Proposal One, and we will not independently provide our stockholders with such a right..

Vote Required

The affirmative vote of a majority of the votes cast by the holders of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the Reverse Split Proposal. Abstentions will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal. Brokers generally have discretionary authority to vote on the amendment to our Articles of Incorporation to effect a reverse stock split of our outstanding Common Stock, thus, broker non-votes are not expected to result from the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT
THE REVERSE SPLIT***

PROPOSAL FIVE:
THE POTENTIAL FINANCING ISSUANCES PROPOSAL

Background and Purpose of the Potential Financing Issuances

The Company seeks stockholder approval of the potential issuance of shares of our Common Stock, including shares of Common Stock issuable upon conversion or exercise of convertible preferred stock, warrants or other rights to purchase or acquire Common Stock, and convertible notes or other securities convertible into, or exercisable or exchangeable for, our Common Stock in one or more potential non-public transactions, including transactions involving the exchange of trade debt for any such securities, in an aggregate offering amount of up to $20,000,000. The Common Stock issuable pursuant to such non-public transactions may be issued at a discounted price not to exceed 30% below the lower of: (i) the closing price of our Common Stock (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of our Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such price the “Minimum Price”), with a floor price that is no less than 20% of the Minimum Price or such other price as may be accepted in accordance with Nasdaq Listing Rules (the “Floor Price”), provided; however, that such Floor Price may be adjusted to a lower price in the event we issue additional Common Stock, options or Common Stock equivalents at a price less than the Floor Price (a “Dilutive Issuance”), subject to certain customary exceptions, as required by and in accordance with Nasdaq Listing Rule 5635(d). The maximum number of shares of our Common Stock that may be issued if this proposal is approved is 275,000,000 shares, if such shares are issued prior to the implementation of a reverse stock split, or 40,000,000 shares if issued following the implementation of a reverse stock split, irrespective of the reverse split ratio implemented, subject to such additional shares of our Common Stock that may be issued if the Floor Price is adjusted as provided above, to the extent permitted in accordance with Nasdaq Listing Rule 5635(d).

The above described potential non-public offering transactions must be consummated within three months from the date of stockholder approval.

The purpose of this proposal is to provide the Company with a short-term ability to raise capital needed for operations, or issue securities in connection with the settlement of outstanding liabilities or other indebtedness, without the need to conduct a public offering, which would involve significant delay and expense, if feasible at all. The Company would not enter into any transaction of the type described in this proposal if such transaction would constitute a change of control, as defined in Nasdaq Listing Rule 5635(b). The table below does not take into account an increase in the authorized shares to up to 1,000,000,000, for which the Company is seeking approval pursuant to Proposal Three.

Dilution Table Assuming 500,000,000 Authorized Shares	Approximate Number of Shares of Common Stock Outstanding	Approximate Number of Shares of Common Stock Issued Under the Future Financing Proposal	Approximate Number of Unreserved Shares of Common Stock Authorized(1)
Pre-Split	216,493,235	275,000,000	239,503,308	(2)
Proposed Reverse Split Using 1-for-2 Ratio	108,246,618	40,000,000	369,751,653
Proposed Reverse Split Using 1-for-50 Ratio	4,329,865	40,000,000	494,790,065
Proposed Reverse Split Using 1-for-100 Ratio	2,164,933	40,000,000	497,395,032
Proposed Reverse Split Using 1-for-200 Ratio	1,082,467	40,000,000	498,697,515
Proposed Reverse Split Using 1-for-250 Ratio	865,973	40,000,000	498,958,013

(1)	Represents unreserved shares of Common Stock authorized for issuance prior to the issuance of any shares of Common Stock under this future financing proposal.

(2)	The Company may only be able to issue up to 239,503,308 shares of its Common Stock prior to the implementation of a reverse stock split in connection with this financing proposal unless an amendment to its Articles of Incorporation to increase the total number of authorized shares available is filed. Such amendment is subject to the approval of our stockholders. See Proposal Three above.

No Appraisal Rights

Under the NRS, stockholders are not entitled to rights of appraisal with respect to Proposal Five, and we will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the Potential Financing Issuances Proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE
FOR THE POTENTIAL FINANCING ISSUANCES PROPOSAL TO APPROVE THE POTENTIAL
ISSUANCES OF SHARES OF COMMON STOCK PURSUANT TO ONE OR MORE POTENTIAL
NON-PUBLIC TRANSACTIONS IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(D)***

PROPOSAL SIX:
THE ADJOURNMENT PROPOSAL

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve the foregoing proposals described in this Proxy Statement, the Company may move to adjourn the Annual Meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this Proposal Six, we are asking our stockholders to authorize the Company to adjourn the Annual Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event that there are not sufficient votes to approve the forgoing proposals, each as described in this Proxy Statement. If our stockholders approve this Proposal Six, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the forgoing proposals, we could adjourn the Annual Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposals.

If it is necessary or advisable to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 60 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the Adjournment Proposal. Abstentions will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal. Brokers generally have discretionary authority to vote on the adjournment of the Annual Meeting, thus, broker non-votes are not expected to result from the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE
FOR THIS PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE ANNUAL MEETING***

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the Company by reducing printing and postage costs. If you participate in householding and wish to receive a separate Notice or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, telephone number 1-800-579-1639, or David Brody, Secretary of XTI Aerospace, Inc., 8123 InterPort Blvd., Suite C, Englewood, CO 80112, telephone number (800) 680-7412. We will deliver the requested documents to you promptly upon your request. Stockholders who share an address and receive multiple copies of the Notice or proxy materials can also request to receive a single copy by following the instructions above.

Requirements For Advance Notification of Nominations
and Stockholder Proposals

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2025 Annual Meeting of stockholders must be received by us no later than [●], 2025, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Stockholder proposals should be addressed to our Secretary at 8123 InterPort Blvd., Suite C, Englewood, CO 80112. However, in the event that the Company holds its 2025 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2024 Annual Meeting, the Company will disclose the new deadline by which stockholder proposals must be received.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Company for next year’s annual meeting.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board or, if no recommendation is given, in their own discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided. If you have any questions, or proxy solicitor can be reached via toll-free number: (800) 370-1749.

THE BOARD OF DIRECTORS

Englewood, CO
[●], 2024

ANNEX A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation:

XTI Aerospace, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Restated Articles of Incorporation are hereby amended as follows:

(a) The first paragraph of “ARTICLE IV. CAPITAL STOCK” is hereby amended and restated as follows:

The Corporation is authorized to issue up to [        ] shares of capital stock of which [        ] shall be designated as “Common Stock,” each of which shall have a par value of $0.001, and 5,000,000 which shall be designated as “Preferred Stock,” each of which shall have a par value of $0.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Shares representing [        ]% of the outstanding voting power were voted in favor of the amendment.

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer Scott Pomeroy, Chief Executive Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

ANNEX A-1

ANNEX B

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation:

XTI Aerospace, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Restated Articles of Incorporation are hereby amended by adding the following as a new paragraph to the end of subsection (A) to Article IV:

“Upon the effectiveness of the filing (the “Effective Time”) of the Certificate of Amendment pursuant to the Chapter 78 of the NRS, each [        ] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split. [Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock. Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not represent separately bargained for consideration.][The Corporation shall, in lieu of such fractional share, pay to the holder a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on the last trading day before the Effective Time (as adjusted to give effect to the Reverse Stock Split).] Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Shares representing [        ]% of the outstanding voting power (or [        ]% of the shares voted) were voted in favor of the amendment.

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer Scott Pomeroy, Chief Executive Officer

ANNEX B-1